UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Raytheon Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2006

Dear Raytheon Stockholder:

I am pleased to invite you to attend Raytheon’s 2006 Annual Meeting of Stockholders on Wednesday, May 3, 2006. The meeting will begin promptly at 11:00 a.m. Eastern Time at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia. For your convenience, we are pleased to offer a live webcast (audio only) of the annual meeting at www.raytheon.com.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and procedures for the meeting. It also describes how the Board of Directors operates and provides information about our director candidates.

Corporate governance and ethics continued to be a key theme for the Board in 2005. Throughout the year, we looked for opportunities to improve our practices against a benchmark of the best. Key governance initiatives adopted during 2005 included the declassification of the Board and moving to annual election of all directors beginning at this annual meeting. Beginning this year, all directors are subject to annual election at each annual meeting of stockholders. You may remember voting on this important ballot item at last year’s annual meeting.

Another milestone in our governance processes occurred in October 2005, when the Board adopted a majority voting policy. The policy provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation to the Governance and Nominating Committee. The Board believes that this step, together with the other processes that the Board has adopted with respect to director nominations and elections, ensures a sound and fair election each year.

As part of our commitment to transparency in our public disclosure documents, you will notice some additional information in this proxy statement with respect to executive compensation. We hope that the additional information that we have provided you with helps in your understanding of the compensation of our directors, named executive officers and our executive compensation program.

We encourage you to visit our website, www.raytheon.com, which highlights our business, ethics and corporate governance practices. You will find there many of the governance and ethics documents that are summarized in the proxy statement.

I look forward to sharing more information with you about Raytheon at the Annual Meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you.

Sincerely,

WILLIAM H. SWANSON
Chairman and Chief Executive Officer

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Time:	11:00 a.m. Eastern Time

Date:	May 3, 2006

Place:	The Ritz-Carlton, Pentagon City 1250 South Hayes Street Arlington, Virginia

Record Date:	Stockholders of record at the close of business on March 9, 2006 are entitled to notice of and to vote at the meeting.

Purpose:	(1) Elect ten directors to hold office until the next annual stockholders’ meeting or until their respective successors have been elected.

(2) Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors.

(3) Consider and approve the terms of performance awards under the Long-Term Performance Plan.

(4) Consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

Proxy Voting:	You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

By order of the Board of Directors,

John W. Kapples
Secretary

Waltham, Massachusetts

March 29, 2006

ii

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company of proxies to be voted at our 2006 Annual Meeting of Stockholders and at any meeting following adjournment thereof.

You are cordially invited to attend Raytheon’s Annual Meeting on May 3, 2006 beginning at 11:00 a.m. Eastern Time. Stockholders will be admitted beginning at 10:30 a.m. The meeting will be held at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia.

We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about March 29, 2006 to holders of shares of our common stock as of March 9, 2006, the record date for the meeting.

You will need an admission ticket to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. For security purposes, in order to enter the meeting, you will be asked to present a valid picture identification, such as a driver’s license or passport, with your admission ticket.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to ADP Investor Communication Services, 51 Mercedes Way, Edgewood, New York 11717. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Raytheon stockholder. You should bring a letter or account statement showing that you are the beneficial owner of Raytheon common stock on the record date in order to be admitted to the meeting without an admission ticket.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 2, 2006. The Internet and telephone voting procedures have been designed to authenticate stockholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save us the expense of a second mailing.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

Stockholders Entitled to Vote

Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On March 9, 2006, there were 446,442,322 common shares outstanding.

If you are a participant in Raytheon’s Dividend Reinvestment Plan, common shares held in your account are included on, and may be voted using, the proxy card sent to you. The plan’s administrator is the stockholder of record of your dividend reinvestment plan shares. The administrator will not vote those shares unless you provide instructions, which you can do over the Internet, by telephone or by using the proxy card sent to you.

If you are a participant in the Raytheon Savings and Investment Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will vote those shares at the meeting in the same proportion as shares for which instructions were received under the plan.

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees have discretionary voting power with respect to all of the ballot items described below and elsewhere in this proxy statement except for the proposals submitted by stockholders.

Required Vote—Election of Directors

A plurality of the votes cast is required for the election of directors. In other words, the nominees receiving the greatest number of votes will be elected. Abstentions are not counted for purposes of the election of directors. The Board of Directors has adopted a majority voting policy. The policy provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation to the Governance and Nominating Committee. For more information on the majority voting policy and procedures adopted by the Board of Directors, please see Voting for Directors—Majority Voting Policy on page 6 of this proxy statement.

Required Vote—Approval of Performance Goals Under the Long-Term Performance Plan

The affirmative vote of the holders of a majority of the shares of common stock, present in person or represented by proxy and entitled to vote, is required to approve the performance goals under the Long-Term Performance Plan. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against approval of the performance goals under the Long-Term Performance Plan. Because the New York Stock Exchange considers approval of the performance goals under the Long-Term Performance Plan to be routine, a nominee holding shares in street name may vote on this proposal without instructions from the beneficial owner.

Required Vote—Ratification of Auditors

The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required with respect to the ratification of the Company’s independent auditors. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors. Because the New York Stock Exchange considers the ratification of the independent auditors to be routine, a nominee holding shares in street name may vote on this proposal without instructions from the beneficial owner.

Stockholder Proposals

The affirmative vote of the holders of a majority of the shares of common stock, present in person or represented by proxy and entitled to vote, is required to approve the stockholder proposals. An abstention is treated as present and entitled to vote on the stockholder proposals and therefore has the effect of a vote against each proposal. A nominee holding shares in street name does not have discretionary voting power with respect to the stockholder proposals and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, stockholder proposals.

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

In accordance with our Restated Certificate of Incorporation, as amended, each share of common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as:

•	required by law;

•	necessary in connection with a judicial or regulatory action or proceeding;

•	necessary in connection with a contested proxy solicitation; or

•	requested by you.

Any comment written on a proxy card will be provided to our Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

A copy of our 2005 Annual Report is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access on the enclosed proxy card or when you vote over the Internet or by telephone.

At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

In accordance with a notice previously sent to our record holders and certain street name holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. If you wish to receive an additional copy of our annual report or proxy statement this year, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519 or write to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. You also may request copies of our annual disclosure documents on our web site at www.raytheon.com. If you are a street name holder and wish to revoke your consent and receive additional copies of our proxy statement and annual report in future years, you may call ADP Investor Communications Services toll-free at 1-800-542-1061. If you are a record holder and wish to revoke your consent and receive additional copies of our proxy statement and annual report in future years, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519.

Electronic Delivery of Proxy Materials and Annual Report

This proxy statement and our 2005 Annual Report are also available on our web site at www.raytheon.com under the heading “Investor Relations.” Most stockholders can elect to view future proxy statements and annual reports, as well as vote their shares of Raytheon stock, over the Internet instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents.

If you are a stockholder of record, you may choose this option by following the instructions provided when you vote over the Internet. You also may elect to receive annual disclosure documents electronically by following the instructions published on our web site at www.raytheon.com. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our annual report and proxy statement. Your choice will remain in effect until you call the Raytheon Shareholder Services toll-free number or until you cancel your election at www.raytheon.com. You do not have to elect Internet access each year.

If you hold Raytheon stock through a bank, broker or other holder of record, please refer to the information provided by your bank or broker regarding the availability of electronic delivery. If you hold Raytheon stock through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the Internet address for use in accessing our proxy statement and annual report.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. We have retained Morrow & Co. to assist in the distribution and solicitation of proxies. We have agreed to pay Morrow & Co. a fee of $15,000 plus expenses for these services.

As required by the Securities and Exchange Commission and the New York Stock Exchange, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Raytheon stock.

Stockholder Account Maintenance

Our transfer agent is American Stock Transfer & Trust Company (AST). All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling Raytheon Shareholder Services toll-free at 1-800-360-4519 or by accessing AST’s web site at www.amstock.com.

For other Company information, you can visit our web site at www.raytheon.com. We make our web site content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in Raytheon stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that, in 2005, none of our directors, executive officers or 10% stockholders failed to file a required report on time, except for a Form 4 that was filed one week late on behalf of Gregory S. Shelton, a former executive officer, as a result of a failure by our service provider to timely notify us of a trade that was effected pursuant to a Rule 10b5-1 trading plan.

Certain Relationships and Related Transactions

We do not currently provide personal loans to our executive officers or directors. The following disclosure describes a loan made prior to the Sarbanes-Oxley Act of 2002. In 1999, we provided William H. Swanson an interest-free loan of $1,000,000 to assist him in his relocation from Washington, D.C. to California. The loan was secured by a mortgage on Mr. Swanson’s home. In connection with the reorganization of our defense businesses, Mr. Swanson subsequently relocated from California to Massachusetts and the loan became secured by a mortgage on Mr. Swanson’s Massachusetts home. The highest amount outstanding during 2005 was $725,000 and the balance as of the date of publication of this proxy statement was $525,000.

In January 1999, we converted our payroll system from a monthly to a bi-weekly pay cycle. In connection with the conversion, all employees at that time effectively received a two-week pay advance. The outstanding pay advance for William H. Swanson, Jack R. Kelble and Louise L. Francesconi was $12,082, $6,210 and $6,154, respectively. These pay advances were paid in full in March 2005.

Erik Daniel Smith, the son of Daniel Smith, President of our Integrated Defense Systems business unit, is an employee of the Company. During 2005, Erik Smith received cash compensation of approximately $75,000. Todd Keebaugh, the son of Michael Keebaugh, President of our Intelligence and Information Systems business unit, was an employee of the Company through June 2005. Todd Keebaugh received cash compensation of approximately $107,000 with respect to his employment during that period.

CORPORATE GOVERNANCE

The Board of Directors is committed to being a leader in corporate governance. The Board believes that a commitment to good governance enhances stockholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company. Our key governance documents are described below and may be found on our web site at www.raytheon.com.

Governance Principles

The Board of Directors has adopted Governance Principles which provide the framework for the oversight of our business and operations. The Governance Principles, which include the following statements, may be found on our web site at www.raytheon.com.

•	A substantial majority of the Board of Directors should be independent directors. In addition, the Audit, Management Development and Compensation and Governance and Nominating Committees consist entirely of independent directors.

•	The Board has adopted stock ownership guidelines applicable to directors and officers.

•	The Board periodically reviews the Company’s long-term strategic and business plans.

•	The Chief Executive Officer provides an annual report on succession planning and management development to the Management Development and Compensation Committee and the Board of Directors.

•	The Board engages in an annual ethics education program.

Board Independence

The Governance Principles also include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with the Company. A director will be not considered independent if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of the Company;

•	a current partner or employee of an internal or external auditor of the Company or a partner or employee of an internal or external auditor of the Company who personally worked on the Company’s audit;

•	an executive officer of a public company that has on the compensation committee of its board an executive officer of the Company;

•	a paid advisor or consultant to the Company receiving in excess of $100,000 per year in direct compensation from the Company (other than fees for service as a director); and

•	an employee (or in the case of an immediate family member, an executive officer) of a company that does business with the Company and the annual payments to or from the Company exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

In addition, a director will be not considered independent if he or she, or an immediate family member, has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from the Company exceeding the greater of $1 million or 2% of its gross revenues. A director also will not be considered independent if he or she has an immediate family member who is a current employee of an internal or external auditor of the Company who participates in such firm’s audit, assurance or tax compliance practice.

The Board has considered the independence of its members in light of its independence criteria. We have many relationships established in the ordinary course of business with organizations with which our directors are affiliated, but which are not material to us or any of the organizations. The Board considered these immaterial relationships in connection with its independence determinations. The Board has determined that, except for William H. Swanson, our Chairman and CEO, each director satisfies the criteria and is independent.

Director Nomination Process

The Governance and Nominating Committee considers director candidates from diverse sources and welcomes suggestions from stockholders. The Committee looks for candidates who possess a range of diverse experience, knowledge and business judgment. The Committee’s goal is to have a balanced, engaged and collegial board whose members possess the skills and background necessary to ensure that stockholder value is maximized in a manner consistent with all legal requirements and the highest ethical standards.

The Committee will carefully consider all candidates on the basis of the candidate’s background and experience. The Committee will review the candidate’s qualifications in accordance with the director qualification criteria contained in our Governance Principles and determine whether the candidate should be nominated for election to the Board. There is no difference in the way in which the Committee evaluates nominees for director based upon the source of the nomination. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information and qualifications to the Chair of the Governance and Nominating Committee in care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, MA 02451. All director nominations should be made in accordance with the provisions set forth in our By-Laws, which are published on our web site under the heading “About Us/Corporate Governance.” You also may obtain a copy of our By-Laws by writing to the Corporate Secretary at the address set forth above.

Under our By-Laws, nominations for director may be made only by the Board or a Board committee, or by a stockholder entitled to vote who complies with the advance notice provision in our By-Laws. For the Company’s annual meeting in the year 2007, we must receive this notice between January 4, 2007 and February 3, 2007.

Voting for Directors—Majority Voting Policy

In 2005, the Board of Directors adopted a majority voting policy for the election of directors. The policy, which is part of our Governance Principles, provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation to the Governance and Nominating Committee. The Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to the resignation.

The Governance and Nominating Committee will promptly consider the resignation submitted by a director receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election. The Committee will make a recommendation to the Board whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the Committee will consider all factors it deems relevant, including any known reasons why stockholders withheld votes from the director, the length of service and qualifications of the director in question and the director’s contributions to the Company.

The Board will act promptly on the recommendation of the Committee, but in any event not later than 90 days from the date of the annual or special meeting of stockholders at which the vote occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and any other factors it deems relevant. Absent a compelling reason for the director to remain on the Board, the Board shall accept the director’s tendered resignation. Following the Board’s decision to accept or reject the tendered resignation, we will promptly disclose the decision publicly, including an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation, in an 8-K Report filed with the Securities and Exchange Commission.

Any director who tenders his or her resignation in accordance with our majority voting policy will not participate in the consideration of his or her tendered resignation by the Committee or the Board. If a majority of the Committee receives a greater number of votes “withheld” than votes “for” at the same election, then the independent directors who are on the Board who did not receive such votes will consider the tendered resignation.

The Board has adopted the following policies and processes which it believes represent best practices with respect to the election of directors: the annual election of all directors; a policy that a substantial majority of the Board shall be independent; a rigorous nomination process conducted by the independent Governance and Nominating Committee; and disclosure of a process by which stockholders may nominate director candidates. The Board further believes that the majority voting policy, in conjunction with the practices described above and elsewhere in this proxy statement, ensures the integrity of the election process by providing stockholders with a meaningful voice in director elections, thereby increasing the Board’s accountability to stockholders.

Code of Ethics and Conflicts of Interest

We have adopted a Code of Business Ethics and Conduct and a Conflict of Interest Policy which apply to all officers, directors, employees and representatives. The Code of Conduct and the Conflict of Interest Policy are the foundation of our ethics and compliance program and cover a wide range of areas. Many of our policies are summarized in the Code of Conduct, including Conflict of Interest, Insider Trading, Discrimination and Harassment, Confidentiality, and compliance with all laws and regulations applicable to the conduct of our business. All officers, directors, employees and representatives are required to comply with the Code of Conduct and are subject to disciplinary action, including termination, for violations. We provide annual ethics education for all directors, officers and employees. The Code of Conduct is published on our web site at www.raytheon.com under the heading “About Us/Ethics.” Any amendments to the Code of Conduct or the grant of a waiver from a provision of the Code of Conduct with respect to any executive officer or director will be disclosed on our web site.

In addition to complying with the Code of Conduct and other applicable Company policies, directors, officers and employees are expected to bring to the attention of the Senior Vice President and General Counsel or the Vice President—Business Ethics any actual or potential conflict of interest. Anyone, including directors, officers and employees, may report concerns through our anonymous, confidential toll-free hotline or through the processes described on page 8 under the heading Communication with the Board.

Lead Director

In December 2002, the Board created the position of lead director. The Board believes that a lead director is an integral part of a Board structure that promotes strong, independent oversight of the Company’s management and affairs. The lead director shall be independent as determined by the Board in accordance with the criteria included in our Governance Principles and summarized above. The lead director’s duties include developing Board agendas with the Chairman, developing meeting schedules to ensure there is sufficient time for discussion of agenda topics, chairing executive sessions of the Board (in which the independent directors meet without management), acting as a liaison between the Chairman and the independent directors and performing such other duties as the Board may determine from time to time. The designation of a lead director is not intended to inhibit communication among the directors or between any of them and the Chairman. Annually, the Board reviews the role and designation of the lead director.

In connection with his retirement from the Board at the 2006 annual meeting, Warren B. Rudman will be retiring as the Board’s lead director. Mr. Rudman has served as the lead director since December 2002. We gratefully acknowledge his valuable counsel and the guidance that he has provided based on his depth of experience having served as a member of the Board of the Company since 1993. Upon Mr. Rudman’s retirement, the Board will designate a new lead director.

Communication with the Board

Anyone who has a concern about our conduct may communicate that concern directly to the lead director on behalf of the non-management directors as a group. You may contact the lead director in writing care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties also may contact the lead director electronically by submitting comments on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.” These matters will be referred to the lead director and tracked by the Office of the General Counsel.

Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing care of Raytheon Company, Post Office Box 21, Concord, Massachusetts 01742. Interested parties may also contact the Audit Committee electronically by submitting comments on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.” All such communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by the Company’s Ethics Office with the assistance of the Office of the General Counsel unless otherwise instructed by the Audit Committee.

Stock Ownership Guidelines

In 2004, the Board adopted stock ownership guidelines for directors and executive officers. Each director is expected to own shares of stock with a market value of at least two times his or her annual retainer. Directors have five years to achieve the target ownership threshold. The Chief Executive Officer is expected to own shares of stock with a market value of at least five times his or her annual base salary. Other officers, depending upon seniority, are expected to own shares of stock with a market value between one and three times their annual base salaries. Each officer is expected to meet the applicable target ownership threshold within five years. As of February 1, 2006, all of our named executive officers had met or exceeded their stock ownership guidelines.

Policy on Shareholder Rights Plans

We do not have a shareholder rights plan. The Board will obtain stockholder approval prior to adopting a shareholder rights plan unless the Board in the exercise of its fiduciary duties determines that, under the circumstances then existing, it would be in the best interests of the Company and its stockholders to adopt a rights plan without prior stockholder approval. If a rights plan is adopted by the Board without prior stockholder approval, the plan must provide that it will expire within one year of adoption unless ratified by stockholders.

Director Education

Our director education program consists of visits to Company facilities, education regarding our Code of Conduct and other policies and practices relevant to our business and operations, and participation in customized director education workshops and attendance at director education institutes. We engage in annual ethics education for all directors. In addition, we sponsor in-house educational programs for the Board and provide updates on relevant topics of interest to the Board. We also encourage directors to attend director education programs and institutes sponsored by various educational institutions.

Board and Committee Evaluation Process

The Governance and Nominating Committee leads an annual assessment of the Board’s performance and of its contribution as a whole. In addition, each committee of the Board (except the Executive Committee) annually reviews its performance. Many of the changes to the Governance Principles, committee charters, and Board governance practices in general have resulted from the annual evaluation process. The Board views the annual self-assessment reviews as an integral part of its commitment to achieve high levels of Board and committee performance.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Our business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of our business through discussions with the lead director, the Chairman and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. During 2005, the average attendance for directors at Board and committee meetings was 95%. No director attended less than 75% of Board and committee meetings. All Board members are expected to attend the annual meeting of stockholders. In 2005, 11 of 12 directors attended the annual meeting.

The table below provides membership and meeting information for the Board and each committee. In 2005, the Board of Directors met 9 times.

	Audit Committee	Governance and Nominating Committee	Management Development and Compensation Committee(1)	Public Affairs Committee	Executive Committee
Independent Directors
Barbara M. Barrett		X	X	Chair	X
Vernon E. Clark(2)
Ferdinand Colloredo-Mansfeld			X
John M. Deutch		X		X
Thomas E. Everhart		Chair			X
Frederic M. Poses	X			X
Warren B. Rudman		X	Chair		X
Michael C. Ruettgers	X		X
Ronald L. Skates	Chair				X
William R. Spivey	X			X
Linda G. Stuntz	X

Inside Director
William H. Swanson					Chair

Number of Meetings in 2005	11	6	8	4	0

(1)	The Options Subcommittee of the Management Development and Compensation Committee, comprised of Barbara M. Barrett, Ferdinand Colloredo-Mansfeld and Michael C. Ruettgers—Chair, met 4 times in 2005. In June 2005, the Management Development and Compensation Committee voted to eliminate the Options Subcommittee and perform the duties previously performed by the Options Subcommittee.
(2)	Mr. Clark was elected to the Board in December 2005.

Compensation of Directors

Each non-employee director receives an annual cash retainer of $60,000. The chair of each Board committee (other than the Audit Committee) receives an additional annual cash retainer of $5,000. The chair of the Audit Committee receives an additional annual cash retainer of $15,000. Non-employee directors also receive a fee of $1,500 for attendance at each meeting of the Board and each committee meeting, other than telephonic meetings, for which the fee is $500. Pursuant to our Deferred Compensation Plan, directors may defer receipt of their annual retainer and/or meeting fees until retirement from the Board. Directors may elect to receive their cash retainer in shares of Raytheon common stock.

Non-employee directors also receive an annual grant of $80,000 of Raytheon common stock. Grants are made under the 1997 Nonemployee Directors Restricted Stock Plan. All grants consist of restricted stock and are held in the custody of the Company until restrictions lapse, generally on the date of the next annual meeting. The directors receive dividends on these shares and are entitled to vote these shares.

The lead director receives an additional annual retainer of $60,000, payable as follows: $24,000 in cash and an annual grant of $36,000 of restricted shares of Raytheon common stock.

We reimburse directors for actual expenses incurred in the performance of their service as directors, including attendance at director education programs sponsored by educational and other institutions. We also maintain a general insurance policy which provides non-employee directors with up to $100,000 per incident in travel accident insurance when on Company business. In addition, all directors are eligible to participate in our matching gift and charitable awards program available to all employees. We match gifts up to $5,000 per donor per calendar year.

Set forth below is information concerning the annual compensation for each member of the Board of Directors for the fiscal year ending December 31, 2005.

Director	Annual Retainer		Meeting Fees	Total Compensation
	Cash	Stock(1)
Barbara M. Barrett(2)	$50,000	$80,000	$38,500	$168,500
Vernon E. Clark(3)	15,000	—	1,500	16,500
Ferdinand Colloredo-Mansfeld	45,000	80,000	24,500	149,500
John M. Deutch	45,000	80,000	23,000	148,000
Thomas E. Everhart(2)	50,000	80,000	22,500	152,500
Frederic M. Poses	45,000	80,000	37,500	162,500
Warren B. Rudman(4)	74,000	116,000	34,500	224,500
Michael C. Ruettgers	45,000	80,000	40,500	165,500
Ronald L. Skates(2)	56,250	80,000	26,500	162,750
William R. Spivey	45,000	80,000	31,000	156,000
Linda G. Stuntz	45,000	80,000	25,500	150,500

(1)	Based on the fair market value of Raytheon common stock on the date of grant.
(2)	Ms. Barrett and Mr. Everhart received an additional annual cash retainer of $5,000 for service as Chair of the Public Affairs Committee and the Governance and Nominating Committee, respectively. Mr. Skates received an additional annual cash retainer of $11,250 for service as Chair of the Audit Committee.
(3)	Mr. Clark was elected to the Board in December 2005.
(4)	Mr. Rudman received an additional annual cash retainer of $5,000 for service as Chair of the Management Development and Compensation Committee. Mr. Rudman also received an additional annual cash retainer of $24,000 and an additional $36,000 in shares of stock for service as lead director.

Audit Committee

The Audit Committee:

•	Monitors the integrity of our financial statements;

•	Monitors the independent auditor’s qualifications and independence;

•	Monitors the performance of our internal audit function and independent auditors;

•	Meets with management to consider the adequacy of our internal controls and the objectivity of financial reporting;

•	Prepares the audit committee report found on page 31 under the heading Audit Committee Report;

•	Meets with the independent auditors, internal auditors and appropriate financial personnel;

•	Appoints the independent auditors;

•	Pre-approves all audit fees and terms as well as all non-audit engagements with the independent auditor;

•	Reviews annual and periodic reports and earnings press releases;

•	Has established a process for employees and others to confidentially or anonymously report concerns or complaints regarding accounting, internal control or auditing matters. More information regarding this process may be found on page 8 under the heading Communication with the Board;

•	Reviews compliance with our Code of Conduct; and

•	Has the authority to hire independent counsel and other advisors.

The Board of Directors has determined that each member of the Audit Committee is independent as defined by the rules of the New York Stock Exchange and the SEC. The Board also has determined that Ronald L. Skates, the Chair of the Committee, is an “audit committee financial expert,” as defined by SEC rules, based upon Mr. Skates’ experience, training and education.

The Audit Committee Charter is published on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.”

Management Development and Compensation Committee

The Management Development and Compensation Committee:

•	Reviews and oversees compensation and personnel plans, policies and programs;

•	Reviews and recommends to the Board the compensation of the Chief Executive Officer and the other four most highly compensated executive officers;

•	Reviews and approves the compensation of other officers and key employees;

•	Approves director compensation;

•	Receives periodic assessments from the Chief Executive Officer regarding succession planning for senior management positions;

•	Administers and makes awards under our equity compensation plans;

•	Prepares the compensation committee report found on page 21 under the heading Management Development and Compensation Committee Report on Executive Compensation;

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

The Management Development and Compensation Committee Charter is published on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.”

Governance and Nominating Committee

The Governance and Nominating Committee:

•	Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance;

•	Establishes procedures for the nomination of directors and recommends candidates for election to the Board;

•	Considers director nominees proposed by stockholders;

•	Reviews and assesses the effectiveness of our Governance Principles and recommends proposed revisions to the Board;

•	Reviews proposals by stockholders in connection with the annual meeting of stockholders and makes recommendations to the Board for action on such proposals;

•	Makes recommendations to the Board regarding the size and composition of the Board;

•	Oversees the orientation program for new directors and the continuing education program for existing directors;

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

The Governance and Nominating Committee Charter is published on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.”

Public Affairs Committee

The Public Affairs Committee:

•	Reviews, identifies and brings to the attention of the Board political, social, legal and environmental trends and issues that may have an impact on our business, operations, financial performance or public image;

•	Reviews our policies and practices in the areas of political, legal, environmental and social responsibility and recommends to the Board such policies and practices including those involving:

•	environmental protection;

•	health and safety of employees;

•	ethics and compliance;

•	employment practices;

•	regulatory compliance (except financial matters and certain governance matters);

•	charitable contributions;

•	government relations;

•	community and university relations;

•	product quality;

•	crisis management; and

•	emergency preparedness;

•	Reviews, monitors and makes recommendations to the Board on corporate policies and practices that relate to public policy; and

•	Has the authority to hire independent counsel and other advisors.

The Public Affairs Committee Charter is published on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.”

Executive Committee

The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet in 2005.

ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board of Directors is subject to annual election by stockholders. The Board has nominated Barbara M. Barrett, Vernon E. Clark, Ferdinand Colloredo-Mansfeld, John M. Deutch, Frederic M. Poses, Michael C. Ruettgers, Ronald L. Skates, William R. Spivey, Linda G. Stuntz and William H. Swanson to serve one-year terms that expire at the annual meeting in the year 2007.

Thomas E. Everhart and Warren B. Rudman will not stand for re-election pursuant to the Board’s retirement policy set forth in our Governance Principles. Mr. Everhart and Mr. Rudman will retire from the Board at the 2006 annual meeting. Mr. Rudman and Mr. Everhart have served on the Board since 1993 and 1997, respectively. We gratefully acknowledge their dedicated service and numerous contributions to our Company.

We have included below the principal occupation and other information about the nominees. The persons named in the proxy card intend to vote for the election of each of the nominees unless you indicate that your vote should be withheld. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement.

We expect each of the nominees to be able to serve if elected. If, on account of death or unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

Nominees for Election

BARBARA M. BARRETT

•	Director of the Company since 1999.

•	International business and aviation attorney since 1978.

•	Chairman of the U.S. Advisory Commission on Public Diplomacy since 2003.

•	Fellow at the Institute of Politics at Harvard University in 1999; current member of the Senior Advisory Board.

•	President and Chief Executive Officer of the American Management Association from 1997 to 1998.

•	Deputy Administrator of the Federal Aviation Administration from 1988 to 1989.

•	Vice Chairman of the Civil Aeronautics Board from 1982 to 1985.

•	Director: Exponent, Inc.

•	Trustee: Thunderbird, The Garvin School of International Management; The Aerospace Corporation.

•	Age 56.

VERNON E. CLARK

•	Director of the Company since December 2005.

•	Chief of Naval Operations from July 2000 to July 2005 (retired from the United States Navy in September 2005).

•	37-year career in the United States Navy, beginning with a patrol gunboat as a lieutenant and concluding as the Chief of Naval Operations and serving in various positions of increasing responsibility.

•	Age 61.

FERDINAND COLLOREDO-MANSFELD

•	Director of the Company since 1987.

•	Retired Chairman and Chief Executive Officer of Cabot Industrial Trust (real estate investment trust).

•	Chairman and Chief Executive Officer of Cabot Industrial Trust from January 1998 to December 2001.

•	Chairman and Chief Executive Officer of Cabot Partners L.P. (predecessor of Cabot Industrial Trust) from October 1990 to January 1998 and Chairman and Chief Executive Officer of Cabot, Cabot and Forbes Co. from 1976 to 1990.

•	Director: Cabot Properties, Inc.

•	Age 66.

JOHN M. DEUTCH

•	Director of the Company since 1998.

•	Institute Professor at the Massachusetts Institute of Technology since 1990.

•	Director of Central Intelligence from 1995 to 1996.

•	Deputy Secretary of Defense from 1994 to 1995.

•	Undersecretary of Defense, Acquisition and Technology from 1993 to 1994.

•	Provost (from 1985 to 1990), Dean of Science (from 1981 to 1988) and Chairman of the Department of Chemistry (from 1982 to 1985) of the Massachusetts Institute of Technology.

•	Director: Citigroup Inc.; Cummins Engine Company, Inc.; Schlumberger Ltd.

•	Affiliations: Museum of Fine Arts Boston; Resources for the Future; Urban Institute.

•	Age 67.

FREDERIC M. POSES

•	Director of the Company since 2000.

•	Chairman and Chief Executive Officer of American Standard Companies, Inc. (air conditioning, plumbing and automotive braking systems manufacturer) since January 1, 2000.

•	President and Chief Operating Officer of AlliedSignal, Inc. from 1998 to December 31, 1999.

•	30-year business career at AlliedSignal, starting as a financial analyst in 1969 and serving in various capacities including President of the Engineered Materials business beginning in April 1988.

•	Director: American Standard Companies, Inc.; Centex Corporation.

•	Affiliations: National Center for Learning Disabilities; 92nd Street Y (NYC).

•	Trustee: Duke University School of Engineering; Eagle Hill School.

•	Age 63.

MICHAEL C. RUETTGERS

•	Director of the Company since 2000.

•	Retired Chairman and Chief Executive Officer of EMC Corporation (data storage and management products and services).

•	Chairman of EMC Corporation from January 2004 to December 2005.

•	Executive Chairman of EMC Corporation from January 2001 to January 2004.

•	Chief Executive Officer of EMC Corporation from January 1992 to January 2001.

•	Mr. Ruettgers held a variety of senior executive positions at EMC Corporation from 1988 to 1992.

•	Trustee: Lahey Clinic; College of the Holy Cross.

•	Age 63.

RONALD L. SKATES

•	Director of the Company since 2003.

•	Private investor since 1999.

•	President and Chief Executive Officer of Data General Corporation (data storage and enterprise solutions supplier) from 1989 to 1999; other positions at Data General Corporation from 1986 to 1989.

•	Partner at Price Waterhouse (now PricewaterhouseCoopers LLP) from 1976 to 1986.

•	Director: State Street Corporation; Courier Corporation.

•	Trustee: Massachusetts General Physicians’ Organization.

•	Age 64.

WILLIAM R. SPIVEY

•	Director of the Company since 1999.

•	Retired President and Chief Executive Officer of Luminent, Inc. (fiber-optic transmission products).

•	President and Chief Executive Officer of Luminent, Inc. from July 2000 to September 2001.

•	Group President, Network Products Group, Lucent Technologies Inc. from October 1997 to July 2000.

•	Vice President, Systems & Components Group, AT&T Corporation from 1994 to October 1997.

•	Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991 to 1994.

•	Director: Cascade Microtech, Inc.; Lyondell Chemical Co.; Novellus Systems, Inc.; The Laird Group, PLC; ADC Telecommunications, Inc.

•	Age 59.

LINDA G. STUNTZ

•	Director of the Company since 2004.

•	Partner in the law firm of Stuntz, Davis & Staffier, P.C. since February 1995.

•	Partner in the law firm of Van Ness Feldman from March 1993 to February 1995.

•	Deputy Secretary of and held senior policy positions in the United States Department of Energy from 1989 to 1993.

•	Associate Minority Counsel and Minority Counsel to the U.S. House of Representatives Energy and Commerce Committee from 1981 to 1987.

•	Director: Schlumberger Ltd.

•	Age 51.

WILLIAM H. SWANSON

•	Chairman of the Board since 2004.

•	Director and Chief Executive Officer of the Company since July 2003.

•	President of the Company from July 2002 to May 2004.

•	Executive Vice President of the Company and President of Electronic Systems from January 2000 to July 2002.

•	Executive Vice President of the Company and Chairman and Chief Executive Officer of Raytheon Systems Company from January 1998 to January 2000.

•	33-year business career at the Company including a wide range of leadership positions.

•	Director: Sprint Nextel Corporation.

•	Regent: Pepperdine University.

•	Age 57.

STOCK OWNERSHIP

Five Percent Stockholders

The following table lists those persons or groups known to us (based solely on filings with the Securities and Exchange Commission) to be the beneficial owner of more than 5% of the Company’s common stock as of December 31, 2005:

Name and Address of Beneficial Owner	Common Stock	Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	25,678,370	5.7%

Management and Directors

The following table contains information regarding the beneficial ownership of shares of our common stock as of February 1, 2006 for (a) each director and nominee for director, (b) the four most highly compensated officers who are not also directors, and (c) the directors, nominees and all executive officers as a group. No individual director or nominee for director or named executive officer beneficially owns 1% or more of the outstanding shares of common stock. The directors and executive officers as a group own less than 1% of the outstanding shares of common stock.

Name	Number of Shares and Nature of Beneficial Ownership
(a)
William H. Swanson	1,472,080	(1)(2)(7)(9)
Barbara M. Barrett	13,274	(3)
Vernon E. Clark*	0
Ferdinand Colloredo-Mansfeld	24,190	(3)(4)
John M. Deutch	9,044	(3)
Thomas E. Everhart	12,029	(3)
Frederic M. Poses	15,699	(3)
Warren B. Rudman	20,701	(3)(4)(5)
Michael C. Ruettgers	20,783	(3)
Ronald L. Skates	11,374	(3)(6)
William R. Spivey	20,274	(3)
Linda G. Stuntz	4,774	(3)

(b)
James E. Schuster	306,076	(1)(2)(7)
Jay B. Stephens	236,464	(1)(2)(7)
Louise L. Francesconi	206,339	(1)(2)(7)
Jack R. Kelble	148,590	(1)(2)(7)

(c)
All directors, nominees for director and executive officers as a group (31 persons)	3,861,449	(1)(2)(3)(4)(6)(7)(8)(9)

*	Mr. Clark was elected to the Board in December 2005.
(1)	Includes shares which the executive has the right to acquire upon the exercise of stock options as follows: Mr. Swanson—1,017,932; Mr. Schuster—195,103; Mr. Stephens—179,781; Mr. Kelble—120,943; Ms. Francesconi—158,342; all executive officers as a group—2,626,598.

(2)	Includes shares held in the Raytheon Savings and Investment Plan and the Raytheon Excess Savings Plan as follows: Mr. Swanson—14,445; Mr. Schuster—5,566; Mr. Stephens—80; Mr. Kelble—3,486; Ms. Francesconi—9,159; all executive officers as a group—72,011.
(3)	Includes restricted stock issued under the 1997 Nonemployee Directors Restricted Stock Plan: Ms. Barrett, Ms. Stuntz and Messrs. Colloredo-Mansfeld, Deutch, Everhart, Poses, Ruettgers, Skates and Spivey—1,914 shares each; and Mr. Rudman—2,845 shares.
(4)	Includes 6,106 shares held in trust for the benefit of the individual director. Each director has the power to vote the shares held for his account. The shares were issued pursuant to the Company’s Deferral Plan for Directors.
(5)	Excludes shares held by any of the mutual funds of Dreyfus Corporation. As a director of several funds managed by Dreyfus Corporation, Mr. Rudman shares voting and investment power in the shares held by such funds with the other directors of those funds and with the directors of the Dreyfus Corporation. Mr. Rudman disclaims beneficial ownership of all such shares.
(6)	Includes 1,000 shares held in trust as to which Mr. Skates disclaims beneficial ownership.
(7)	Includes restricted shares over which the executive has voting power as follows: Mr. Swanson—226,667; Mr. Schuster—63,000; Mr. Stephens—38,000; Mr. Kelble—19,000; Ms. Francesconi—33,000; all officers and directors as a group—690,205.
(8)	Includes vested deferred compensation equivalent to 4,000 shares of common stock attributable to an executive officer.
(9)	Includes vested deferred compensation equivalent to 128,250 shares of common stock attributable to Mr. Swanson.

EXECUTIVE COMPENSATION

Set forth below is information concerning the annual and long-term compensation for our Chief Executive Officer and the four other most highly compensated executive officers for the fiscal years ending December 31, 2005, 2004 and 2003.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation		All Other Compensation($)(3)
		Salary($)	Bonus($)	Other Annual Compensation($)(1)	Restricted Stock Awards($)(2)	Securities Underlying Options(#)
William H. Swanson	2005	$1,120,934	$2,600,000	$215,459	$2,958,000	—	$171,397
Chairman and Chief	2004	970,387	2,000,000	211,269	2,301,650	—	148,859
Executive Officer	2003	858,090	1,355,000	153,284	3,939,000	265,300	172,298

James E. Schuster	2005	517,258	725,000	83,206	788,800	—	50,444
Executive Vice President	2004	494,218	655,000	102,835	637,380	—	47,144
and CEO Raytheon Aircraft Company	2003	456,243	600,000	66,384	2,272,500	94,900	51,246

Jay B. Stephens	2005	570,940	660,000	378	788,800	—	55,940
Senior Vice President	2004	543,903	600,000	5,134	637,380	—	49,238
and General Counsel	2003	516,358	500,000	29,202	—	99,900	83,742

Louise L.Francesconi	2005	442,274	515,000	7,840	709,920	—	39,041
Vice President and	2004	415,699	450,000	9,515	531,150	—	33,192
President-Missile	2003	392,013	327,000	6,694	—	50,200	30,921
Systems

Jack R. Kelble	2005	421,622	410,000	6,546	157,760	—	41,128
Vice President	2004	411,147	400,000	5,664	531,150	—	40,611
	2003	388,481	330,000	7,736	—	48,100	60,146

(1)	For all years, the amounts shown for Messrs. Stephens and Kelble and Ms. Francesconi are solely attributable to reimbursements for tax payments. For all years, the perquisites furnished to Messrs. Stephens and Kelble and Ms. Francesconi did not exceed the lesser of $50,000 or 10% of his or her total annual salary and bonus.
For Mr. Swanson, the amounts shown include reimbursements for tax payments in each of 2005, 2004 and 2003 and perquisites as follows:
2005: $110,738 for personal use of Company aircraft and $32,460 for personal use of Company-leased automobiles.
2004: $88,793 for personal use of Company aircraft and $38,523 for personal use of Company-leased automobiles.
2003: $73,285 for personal use of Company aircraft and $30,541 for personal use of Company-leased automobiles.
For Mr. Schuster, the amounts shown include reimbursements for tax payments in each of 2005, 2004 and 2003 and perquisites as follows:
2005: $45,524 for personal use of Company aircraft and $15,576 for personal use of a Company-leased automobile.
2004: $67,760 for personal use of Company aircraft and $11,768 for personal use of a Company-leased automobile.
2003: $27,969 for personal use of Company aircraft and $14,329 for personal use of a Company-leased automobile.

In 2005 and 2004, the perquisites provided to the named executive officers were valued on the basis of the aggregate incremental cost to the Company. In 2003, certain perquisites were valued based on incremental cost while others were valued on the basis of the imputed income to the named executive officer. The Company has recalculated the value of those perquisites previously valued on an imputed income basis and restated the amounts as necessary so that all amounts are shown on a consistent basis. Accordingly, the amounts reported in this column for 2003 differ somewhat from the amounts reported in the 2004 proxy statement.

(2)	The amounts shown are the value of the restricted stock awards on the date of grant. The executive is not entitled to the cash amount shown in the year the restricted stock award is made. Each award vests over time and is subject to the executive remaining employed by the Company. Dividends are paid on the restricted stock. Dividend equivalent rights accrue on the restricted stock units and will be paid in cash or stock upon settlement.
On May 9, 2005, each of the named executive officers was awarded the following number of shares of restricted stock: Mr. Swanson—75,000; Mr. Schuster—20,000; Mr. Stephens—20,000; Ms. Francesconi—18,000; and Mr. Kelble—4,000. The awards vest one-third per year on each of the second, third and fourth anniversaries of the grant date. On June 23, 2004, each of the named executive officers was awarded the following number of shares of restricted stock: Mr. Swanson—65,000; Mr. Schuster—18,000; Mr. Stephens—18,000; Ms. Francesconi—15,000; and Mr. Kelble—15,000. The awards vest one-third per year on each of the second, third and fourth anniversaries of the grant date. On April 23, 2003, Mr. Swanson was awarded a restricted stock grant consisting of 130,000 shares, and Mr. Schuster was awarded a restricted stock grant of 75,000 shares. Mr. Swanson’s award vests one-third on each of July 1, 2005, July 1, 2007 and July 1, 2009. Mr. Schuster’s award vests one-third on each of the first, second and third anniversaries of the date of grant.
The number and value, based on $40.15, the closing price of our common stock on December 31, 2005, of the aggregate restricted stock and unit holdings of each named executive officer is as follows: Mr. Swanson—640,001 shares, $25,696,040; Mr. Schuster—198,000 shares, $7,949,700; Mr. Stephens—148,000 shares, $5,942,200; Ms. Francesconi—143,000 shares, $5,741,450; and Mr. Kelble—119,000 shares; $4,777,850. The number of restricted shares for each named executive officer includes the maximum number of shares that may be issued upon achievement of all performance goals under our 2004 and 2005 Long-Term Performance Plans. For a description of the restricted stock unit awards made to the named executive officers under the 2005 Long-Term Performance Plan, see Long-Term Incentive Plan—Awards in Last Fiscal Year on page 20 of this proxy statement.
(3)	For 2005, the amounts include: (a) life insurance premiums paid by the Company (Mr. Swanson—$4,402; Mr. Schuster—$1,852; Mr. Stephens—$3,711; Ms. Francesconi—$1,585; and Mr. Kelble—$3,457); (b) excess executive liability insurance premiums paid by the Company (Mr. Swanson—$1,875; Mr. Schuster—$675; Mr. Stephens—$675; Ms. Francesconi—$675; and Mr. Kelble—$675); (c) business travel accident insurance premiums paid by the Company of $1.44 with respect to each of the named executive officers; (d) Company contributions of $1,025 for each executive under the Company’s Stock Ownership Plan; (e) Company contributions of $8,400 for each executive under the Company’s Savings and Investment Plan; (f) Company contributions under the Company’s Excess Savings Plan (Mr. Swanson—$117,237; Mr. Schuster—$38,490; Mr. Stephens—$38,438; Ms. Francesconi—$27,291; and Mr. Kelble—$24,465); (g) additional life insurance premiums paid by the Company (Mr. Stephens—$2,689; and Mr. Kelble—$3,013); and (h) a benefits credit to Mr. Stephens of $1,000.
The amount shown for Mr. Swanson includes $38,331, representing the difference between the market rate and the actual interest rate for the relocation loan described on page 4 under the heading Certain Relationships and Related Transactions. The amounts shown for Mr. Swanson, Ms. Francesconi and Mr. Kelble include $125, $63 and $91, respectively, representing the difference between the market rate and the actual interest rate for the pay advances described on page 5 under the heading Certain Relationships and Related Transactions.

Long-Term Incentive Plans—Awards In Last Fiscal Year(1)

Name	No. of Shares, Units or Other Rights(2)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold (#)(3)	Target (#)	Maximum (#)
William H. Swanson	—	1/1/05 – 12/31/07	22,500	90,000	180,000
James E. Schuster	—	1/1/05 – 12/31/07	6,250	25,000	50,000
Jay B. Stephens	—	1/1/05 – 12/31/07	6,250	25,000	50,000
Louise L. Francesconi	—	1/1/05 – 12/31/07	6,250	25,000	50,000
Jack R. Kelble	—	1/1/05 – 12/31/07	5,000	20,000	40,000

(1)	This table provides information about the participation of the named executive officers in a long-term incentive compensation program called the 2005 Long-Term Performance Plan (2005 LTPP). The 2005 LTPP operates under, and awards were made pursuant to, our 2001 Stock Plan. All shares issued in settlement of awards will be issued pursuant to the 2001 Stock Plan. Under the 2005 LTPP, the named executive officers were awarded restricted stock units which entitle them to the right to earn shares of common stock upon the attainment of certain performance goals over a three-year performance period. The awards will settle in shares of common stock or cash at the discretion of the Management Development and Compensation Committee of the Board based upon our performance over a cumulative three-year period with respect to internal free cash flow and total stockholder return relative to a peer group. These two performance metrics are independent of each other and equally weighted. If our performance with respect to each of the two metrics fails to meet the threshold, then the awards will not vest and no shares will be issued pursuant to the awards. If our performance with respect to either or both of the two metrics meets or exceeds the threshold, then a varying amount of shares (or cash equivalent) up to the maximum will be earned. Dividend equivalents will accrue on the restricted stock units and be paid in shares of common stock (or cash) upon settlement.
(2)	The actual number of shares to be issued (or cash to be paid) upon settlement at the end of the three-year performance period, if any, cannot be determined because the shares (or cash) earned by the named executive officers will be based upon our future performance depending upon cumulative internal free cash flow and our future performance compared to the future performance of a peer group with respect to total stockholder return.
(3)	If we do not meet the threshold performance in both metrics, then no shares will be earned (or cash paid) pursuant to restricted unit awards. To the extent that our performance with respect to either or both of the two metrics meets or exceeds the threshold, then a varying amount of shares (or cash) up to the maximum will be earned.

Aggregated Option/SAR Exercises In Last Fiscal Year

And Fiscal Year-End Option/SAR Values

Name	Number of Securities Underlying Options Exercised		Value Realized	Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised/In-the-Money Options at Fiscal Year End(1)
				Exercisable	Unexercisable	Exercisable	Unexercisable
William H. Swanson	46,156		$126,390	1,017,932	170,268	$8,146,445	$1,537,094
James E. Schuster	3,368	(2)	31,912	195,103	77,102	1,307,504	695,809
Jay B. Stephens	10,185		71,142	179,781	49,934	1,829,691	492,555
Louise L. Francesconi	-0-		-0-	158,342	44,835	670,378	406,819
Jack R. Kelble	4,000		-0-	120,943	42,935	764,956	391,200

(1)	Based on $40.00, the fair market value per share on December 31, 2005.
(2)	Options exercised pursuant to a Rule 10b5-1 trading plan.

The following report of the Management Development and Compensation Committee and the performance graphs shall not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Management Development and Compensation Committee reviews and oversees the Company’s compensation programs, including equity compensation plans. In this regard, the Committee reviews and recommends to the Board of Directors for approval corporate goals and objectives used in establishing compensation for the Chief Executive Officer and the other executive officers for whom compensation is disclosed in the Summary Compensation Table on page 18 of this proxy statement (the Named Executive Officers). The Committee evaluates annually the performance of the CEO and the Named Executive Officers and makes recommendations to the Board of Directors with respect to all forms of compensation, including base salary and annual short and long-term incentive awards (cash and equity), with respect to these executive officers. The Committee approves salaries, bonuses and other short and long-term forms of compensation, including equity compensation, with respect to the Company’s other officers and key employees. The Committee’s Charter, published on the Company’s web site, reflects the Committee’s duties and responsibilities. The Committee periodically reviews the adequacy of its Charter and, if the Committee deems it necessary, recommends changes to the Board of Directors for approval. The Committee consists entirely of independent directors as defined by the Board in the Company’s Governance Principles (published on the Company’s web site) and New York Stock Exchange listing standards. Additionally, the directors qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code and Section 16b-3 under the Securities Exchange Act of 1934.

Compensation Philosophy

We believe that the Company’s compensation program should align executive compensation with the Company’s business strategy, management initiatives and the overall performance of the Company. The Company’s compensation program is designed to attract, retain, motivate and reward executive leadership of a caliber and level of experience necessary to achieve the overall business objectives of the Company. We support an integrated, performance-oriented compensation program that balances short- and long-term objectives to enhance stockholder value and place Company executives in a responsible competitive range of total compensation considering the magnitude of business operations, strategic accomplishments, and Company performance. The Company’s executive compensation program is designed to increase the total portion of cash and incentive compensation at risk at higher levels of leadership and to link compensation more closely to the Company’s performance. Individual compensation is established based upon the contribution the executive has made to attain the Company’s short-term and strategic performance objectives, as well as the executive’s other current year compensation, awards and anticipated future contribution.

The Committee has engaged an independent compensation consultant that provides information regarding current industry and marketplace compensation practices and analysis of individual compensation compared to the external market. The Committee believes that the Company’s most direct competitors for talent are not necessarily all of the companies that would be included in a peer group established to compare stockholder returns. Therefore, our compensation peer group (our Peer Group) is not made up of the same companies as the peer group index in the Performance Graphs on pages 25-26 of this proxy statement. Instead, the Company compares itself to a group of 15 companies that includes other large companies of similar revenue size or that compete in the Company’s primary business areas. The Peer Group is subject to change from time to time.

Executive Compensation

The Company’s executive compensation programs consist primarily of the following integrated components: base salary, annual incentive awards and long-term incentive awards. In setting overall executive compensation, we review Company performance in five areas: financial, operational, Six Sigma, customer satisfaction and people. Further, we take into consideration external marketplace forces, as well as the attainment of both operational short-term and Company-wide long-term objectives that may not be reflected in the current period’s earnings and stock performance.

Base Salary.    Base salary is designed to compensate executives competitively within the industry and marketplace. When establishing base rates of pay for executives, we consider marketplace data for comparable positions within the Peer Group and the relative performance and contribution of each executive to the business. Annually, we review and recommend to the independent directors as a group the base salary level for the Chief Executive Officer. The base salaries for the Named Executive Officers are reviewed by us and approved by the Board of Directors on an annual basis. Base salaries for the other officers and key employees of the Company are reviewed by us and approved annually to ensure competitiveness. Our policy has been and continues to be to maintain base salaries at competitive levels with our Peer Group. To achieve that goal, we review an annual analysis of Peer Group salaries prepared by our independent consultant in connection with establishing base salaries for other officers and key employees.

Annual Incentives.    Annual incentive awards provide a direct link between executive compensation and the Company’s overall performance. Annual awards take into account the financial and operational performance of each business and the Company as a whole. We also consider strategic acquisitions which complement and add value to the Company’s core businesses, and the successful divestiture of non-core businesses. We also assess executive performance on the basis of the Company’s standards of ethical business conduct, leadership competencies, Six Sigma, customer satisfaction and human resource processes.

Officers, including the CEO and the Named Executive Officers, and key employees participate in a Results Based Incentive (RBI) program which is designed to focus management attention and effort on the attainment of pre-established performance metrics. The RBI program offers eligible employees the opportunity to earn incentive compensation at the discretion of senior management and the Committee. We reserve the right at any time to adjust funding for the program and, in our sole discretion, to interpret, amend or modify the program. Participation in the RBI program is not a guarantee of payout. The specific financial metrics established at the corporate and business levels during 2004 with respect to the 2005 RBI plan year are: free cash flow, operating profit from continuing operations, working capital turns, net revenue, and bookings. We assign an equal weight to each of these metrics.

Individual awards under the Company’s RBI program reflect an executive’s contribution to the Company’s achievement of the pre-established performance metrics, plus the successful management of human resources and the furtherance of ethical business behavior and leadership competencies, the achievement of the executive’s individual performance goals, and the degree of challenge in the executive’s position. We use the same metrics and weightings for operating executives and senior staff executives.

The Named Executive Officers receive incentive awards based on our review of their compensation positions relative to the marketplace and our Peer Group, attainment of the specific performance metrics set forth above, and the executives’ accomplishment of individual performance objectives established prior to the beginning of the compensation year. Based in part upon the analysis of our independent compensation consultant, individual incentive target awards were established for the CEO and each executive officer and key employee in 2004 with respect to 2005. Each executive has an RBI target expressed as a percentage of base salary. These targets were based on a competitive level of annual incentive compensation received by executives holding comparable positions in the Peer Group. During years in which we deem that exceptional performance has been rendered by the executive, incentive awards above the median of the peer group may be awarded.

Long-Term Incentives.    In response to changes in the marketplace, restricted stock and restricted stock units replaced stock options as the Company’s principal vehicle for long-term incentive compensation in 2004. These awards link management decision-making with the Company’s strategic business plan and long-term Company performance, and align the executive’s interest with those of the stockholders.

Restricted stock awards are based in part upon Peer Group data compiled by our independent compensation consultant. The size of each executive’s award is determined by considering data for comparable positions in the Peer Group. Award recommendations also are made on the basis of an executive’s level of responsibility, financial contribution to the Company, value to the organization, contribution to the overall management of the Company and, as appropriate, the organization’s or function’s effective performance.

Awards are subject to certain restrictions for a stated period of time after the award is made, typically four years. We believe that the award of restricted stock encourages executive officers to manage the Company from the perspective of an owner with an equity stake in the business. In addition, restricted stock awards serve as a strong device for retaining leaders, since a leader who leaves the Company forfeits the restricted portion of the award.

In 2004, the Company also introduced the Long-Term Performance Plan under the Company’s 2001 Stock Plan, which is designed to promote leadership teamwork toward achieving common performance goals and to foster an effective link between long-term rewards and performance against internal and external goals, as well as to create stockholder value. This plan provides awards of restricted stock units which vest when specific pre-established levels of Company performance are achieved over a three-year performance cycle and may be settled in Raytheon common stock or cash at the discretion of the Committee. The performance goals, which are independent of each other and are equally weighted, are based on two metrics: internal cumulative free cash flow over a three-year period and total stockholder return relative to a peer group over a three-year period. A limited group of senior executives participates in the Long-Term Performance Plan.

The Company’s overall compensation program includes other types of perquisites. For dollar amounts and descriptions of the other compensation, including reportable perquisites, that the CEO and the Named Executive Officers received during 2005, please refer to the Summary Compensation Table and footnotes on pages 18-19 of this proxy statement. Individually and in the aggregate, the perquisites that executives may receive are comparable to the Peer Group. Types of benefits available to executive officers and other key employees may include a car allowance, financial planning services, participation in the Company’s Deferred Compensation Plan (which allows an executive to defer a portion of his or her RBI), participation in the Company’s Supplemental Executive Retirement Plan, and benefits under the Company’s Executive Severance Policy and Change in Control Policy. In addition, executives participate in the Company’s insurance programs, including business travel insurance, and life insurance, health benefits and the Raytheon Savings and Investment Plan and Excess Savings Plan.

Section 162(m).    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating executives, we reserve the right to use our judgment to authorize compensation payments that may be subject to the limit when we believe that such payments are appropriate and in the best interests of Raytheon and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

This year, we determined that compensation paid pursuant to new awards under the Long-Term Performance Plan should be made tax deductible pursuant to Section 162(m) of the Internal Revenue Code. As a result, the Company is seeking stockholder approval of the performance goals that may be used with respect to the Long-Term Performance Plan. For more information, please see Approval of Terms of Performance Awards Under Long-Term Performance Plan on page 33 of this proxy statement.

Stock Ownership Guidelines.    During 2004, the Committee recommended and the Board adopted stock ownership guidelines applicable to officers of the Company. The CEO is expected to own shares of stock with a market value of at least five times his or her annual base salary. Other officers, depending upon seniority, are expected to own shares of stock with a market value between one and three times their annual base salaries. Each officer is expected to meet the applicable target ownership threshold within five years.

CEO Compensation

The compensation of Raytheon’s CEO historically has been based on two factors—performance and comparability to CEOs of the companies contained in the Peer Group. William H. Swanson has been CEO since July 2003. The establishment of Mr. Swanson’s annual goals and objectives, as well as his compensation, adheres to the principles and processes described above with respect to the Company’s executive officers.

Prior to the beginning of 2005, the Committee established goals and objectives for Mr. Swanson, including the Company’s financial and operational performance, Raytheon Six Sigma initiatives, customer satisfaction and people metrics. After the end of the year, the Committee evaluated Mr. Swanson’s performance with respect to each individual goal or objective.

In our evaluation, we noted the solid financial performance in 2005 and that all financial goals were exceeded. Mr. Swanson effectively drove enterprise-wide focus on customer satisfaction and internal accountability and alignment with the Company’s operational and strategic goals. He continued efforts in establishing ethics and compliance as a priority within the Company while demonstrating visible leadership in these areas within industry. Mr. Swanson also continued to upgrade the leadership talent pipeline of the organization and was recognized externally for his leadership in the area of diversity. The most recent Company-wide employee opinion survey results showed a significant increase in the categories of organizational leadership, communications and alignment of organizational goals in 2005, with scores above the 86th percentile when compared to normative data.

In recommending the CEO’s total annual compensation, the Committee reviewed compensation information, with dollar amounts, with respect to the CEO’s base salary, bonus and short and long-term incentives. The Committee also took into consideration relevant competitive marketplace data compiled from the Peer Group. Based on this review, the Committee finds the CEO’s total compensation in the aggregate to be reasonable and not excessive.

Base Salary.    The current base salary of William H. Swanson was established after reviewing his performance and a competitive analysis provided by our independent compensation consultant. The base salary Mr. Swanson receives is at the 50th percentile of the Peer Group.

Annual Incentive Award.    After we concluded our evaluation of Mr. Swanson’s performance within each goal, we recommended, and the Board approved, Mr. Swanson’s annual incentive award. We noted that the Company had a strong year financially. We also took into consideration Mr. Swanson’s success in focusing on customer satisfaction and internal accountability as well as his efforts to place ethics, compliance and diversity as high priorities in every area of the Company’s operations.

Long-Term Incentives

Restricted Stock.    In January 2005, we recommended, and the Board approved, a target award of 90,000 performance-based restricted stock units for Mr. Swanson under the 2005-2007 Long-Term Performance Plan. These units will vest and settle in shares of the Company’s common stock upon the attainment of the performance goals described above. In May 2005, the Committee also recommended, and the Board approved, an award of 75,000 shares of restricted stock under the annual restricted stock program. These shares will vest one third per year on each of the second, third and fourth anniversaries of the grant date.

In the aggregate, Mr. Swanson’s total compensation fell below the 50th percentile of the Peer Group.

Submitted by the Management Development and Compensation Committee

Warren B. Rudman—Chair, Barbara M. Barrett,

Ferdinand Colloredo-Mansfeld and Michael C. Ruettgers

PERFORMANCE GRAPHS

The following graphs provide an indicator of total stockholder returns for Raytheon as compared with the S&P 500 Stock Index and the S&P Aerospace & Defense Index, weighted by market value at each measurement point.

The first graph covers the period from January 1, 2001 through May 14, 2001, the last date on which our Class A and Class B shares traded on the New York Stock Exchange prior to reclassification into a single new class of shares of common stock. The second graph covers the period from May 15, 2001 through December 31, 2005 and shows the performance of our single class of common stock.

Company / Index	1/1/2001	05/14/2001
Class A Shares	100	102.85
Class B Shares	100	95.42
S&P 500 Index	100	95.11
S&P Aerospace & Defense Index	100	102.91

Assumes $100 invested on January 1, 2001 in Raytheon Class A and Class B shares, the S&P 500 Index and the S&P Aerospace & Defense Index and the reinvestment of dividends.

Company/Index	5/15/2001	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Raytheon Common Stock	100	112.98	109.60	110.04	145.47	153.84
S&P 500 Index	100	92.66	72.18	92.88	102.99	108.05
S&P Aerospace & Defense Index	100	79.92	75.82	93.33	108.26	125.50

Assumes $100 invested on May 15, 2001 in Raytheon common stock, the S&P 500 Index and the S&P Aerospace & Defense Index and the reinvestment of dividends.

PENSION PLANS

We sponsor the Raytheon Company Pension Plan for Salaried Employees (the Pension Plan), a non-contributory pension plan that covers most of our salaried employees and executive officers, including Messrs. Swanson, Schuster, Stephens and Kelble. Ms. Francesconi is covered by the Raytheon Non-Bargaining Retirement Plan. Pension benefits under the Pension Plan are based on final average compensation. The Pension Plan is Company-funded and since 1981 has not required or permitted employee contributions. Benefits under the Pension Plan are a percentage of final average compensation based on the following formula, and reduced by the same percentage of the employee’s estimated primary social security benefit:

1.8% for each of the first 20 years of benefit service; and

1.2% for each year of benefit service thereafter.

Final average compensation is based on the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual bonus awards. Federal laws place limitations on compensation amounts that may be included under qualified benefit plans. In 2005, up to $210,000 in eligible base salary and annual bonus could be included in the calculation of pensions under our qualified plans. The normal retirement age under the Pension Plan is 65; however, employees who are at least 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66 2/3%, 75% and 100%.

The following table shows the estimated annual retirement benefits in straight life annuity amounts payable to salaried employees on normal retirement at age 65 under the Pension Plan and the Raytheon Excess Pension Plan, a separate, partially funded plan. The Raytheon Excess Pension Plan provides benefits that would have to be provided under our qualified pension plans but for certain Internal Revenue Code limitations on qualified benefit plans.

Annual Estimated Benefits Under the Raytheon Salaried Pension Plan

and Raytheon Excess Pension Plan

Final Average Compensation	Years of Credited Services at Age 65
	15 Years	20 Years	25 Years	30 Years	40 Years
$200,000	$54,000	$72,000	$84,000	$96,000	$120,000
400,000	108,000	144,000	168,000	192,000	240,000
600,000	162,000	216,000	252,000	288,000	360,000
800,000	216,000	288,000	336,000	384,000	480,000
1,000,000	270,000	360,000	420,000	480,000	600,000
1,200,000	324,000	432,000	504,000	576,000	720,000
1,400,000	378,000	504,000	588,000	672,000	840,000
1,600,000	432,000	576,000	672,000	768,000	960,000
1,800,000	486,000	648,000	756,000	864,000	1,080,000
2,000,000	540,000	720,000	840,000	960,000	1,200,000
2,500,000	675,000	900,000	1,050,000	1,200,000	1,500,000
3,000,000	810,000	1,080,000	1,260,000	1,440,000	1,800,000
3,500,000	945,000	1,260,000	1,470,000	1,680,000	2,100,000
4,000,000	1,080,000	1,440,000	1,920,000	1,920,000	2,400,000

These estimates will be reduced by a percentage of the employee’s primary social security benefit that is equal to the percentage of final average salary used to determine the amounts listed in the table.

Louise L. Francesconi is covered by the contributory part of the Raytheon Non-Bargaining Retirement Plan and the Raytheon Excess Pension Plan. The Raytheon Non-Bargaining Retirement Plan covers people who became Raytheon employees when Raytheon merged with Hughes Aircraft in 1997. The contributory part of the plan requires employee contributions and provides benefits equaling an initial pension of at least 1.75% of the employee’s final average compensation for each year of credited service, reduced by 1.5% of the employee’s Social Security benefit payable at age 65 for each year of credited service. An employee retiring directly from Raytheon will be entitled immediately to 100% of the pension otherwise entitled at age 65, provided that both of the following requirements are satisfied: (1) the employee’s age at termination of Raytheon employment is at least 55; and (2) the employee’s age plus continuous service at termination (both measured in full years) is at least 75. Unless both of those requirements are satisfied, the employee starting his or her pension before 65 will be entitled only to a pension reduced for early commencement. Final average compensation under the contributory part of the Raytheon Non-Bargaining Retirement Plan is the average of compensation in the highest five twelve-month periods out of the last ten twelve-month periods of employment.

The years of credited service as of December 31, 2005 for each of the named executive officers covered by the Pension Plan were as follows:

William H. Swanson—32.3 years; James E. Schuster—5.3 years; Jay B. Stephens—3.2 years; Jack R. Kelble—25 years. Louise L. Francesconi is covered by the contributory portion of the Raytheon Non-Bargaining Retirement Plan and had 18.8 years of credited service under this plan as of December 31, 2005. Covered compensation for the named executive officers is the same as their salary and bonus shown in the Summary Compensation Table on page 18.

The years of credited service for Messrs. Swanson, Schuster, Stephens and Kelble and Ms. Francesconi do not include an additional three years that each is eligible to receive under change in control agreements. More information regarding these change in control agreements may be found below under the heading Executive Employment Agreements.

We have a supplemental executive retirement plan that covers each of the named executive officers as well as certain other senior executives. This plan provides a pension of 35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation after 15 years of service and age 60. Amounts payable under this plan will be offset by amounts payable under our other pension plans, any prior employer plan and social security.

Mr. Stephens’ pension will be calculated as follows: 35% of final average earnings after 10 years of service and 50% of final average earnings after 15 years of service with all pension benefits offset by social security and any pension benefit received from a prior employer. In June 2003, the Board of Directors granted Mr. Stephens five additional years of credited service under our pension plans upon completion of five years of employment with the Company.

EXECUTIVE EMPLOYMENT AGREEMENTS

Change in Control Agreements.    In 2005, the Management Development and Compensation Committee engaged in a thorough review, assisted by its independent consultant, of our change in control agreements. At the conclusion of its review, the Management Development and Compensation Committee determined that we should enter into new forms of change in control agreements with our executives. As a result, we entered into revised change in control agreements with our senior executives excluding Mr. Kelble, who retired effective March 1, 2006.

In order to receive benefits under his or her change in control agreement, an executive must experience a “qualifying termination” within two years after a “change in control.” Benefits under the change in control agreements include: (i) a cash payment of either three times or two times the executive’s current compensation (including base salary plus targeted bonus); (ii) special supplemental retirement benefits determined as if the executive had three or two years additional credited service under our pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which the executive and his or her family are eligible to receive benefits for a period of three or two years. In addition, the agreement provides for a gross-up payment if the executive is subject to excise taxes on payments made under his or her agreement. The level of benefits payable in the event of a qualifying termination is determined based upon the level of responsibility of the executive.

A “change in control” means the acquisition by a third party of 25% or more of our common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, or the consummation of a sale of substantially all the assets of the Company, a liquidation of the Company, or a merger which results in a change in the ownership or control of more than 50% of the voting securities of the Company. A “qualifying termination” means: (i) we terminate the executive other than for cause within 24 months following a change in control; or (ii) the executive terminates his or her employment with us for “good reason.” Termination for “good reason” means that the executive has terminated his or her employment with us because the executive’s compensation has been materially reduced or the executive’s job duties have been materially changed without the executive’s consent.

Mr. Swanson, Mr. Schuster, Mr. Stephens and Ms. Francesconi.    We have entered into change in control agreements with Mr. Swanson, Mr. Schuster, Mr. Stephens and Ms. Francesconi. The terms of those agreements provide for benefits of three times base salary plus targeted bonus, three years’ credited service under our pension plans and continuation of fringe benefits for three years, all as more fully described above.

Mr. Kelble.    Mr. Kelble retired from the Company effective March 1, 2006. Prior to his retirement, if Mr. Kelble had experienced a qualifying termination within two years after a change in control of the Company, he would have been entitled to benefits of three times base salary plus targeted bonus, three years’ credited service under our pension plans and continuation of fringe benefits for three years, all as more fully described above.

In connection with Mr. Kelble’s retirement, the Board of Directors determined to accelerate the lapsing of restrictions on 5,000 shares of restricted stock. Restrictions on the 5,000 shares were scheduled to lapse on June 23, 2006. Restrictions on an additional 4,000 shares of restricted stock were scheduled to lapse on the earlier of Mr. Kelble’s retirement date or in equal tranches on each of May 9, 2007, 2008 and 2009.

Executive Severance Policy.    We have an executive severance policy. The policy provides that (i) Mr. Swanson is entitled to receive cash payments equal to 2.99 times his current base salary plus targeted bonus and continuation for three years of fringe benefits pursuant to welfare, benefit and retirement plans if his employment with us is terminated other than for cause, disability or death; and (ii) each of Mr. Schuster, Mr. Stephens and Ms. Francesconi is entitled to receive a cash payment equal to two times current base salary plus targeted bonus and continuation for two years of fringe benefits pursuant to welfare, benefit and retirement plans if his or her employment with us is terminated other than for cause, disability or death. Mr. Kelble was entitled to the same benefits as Mr. Schuster, Mr. Stephens and Ms. Francesconi until his retirement on March 1, 2006. Severance benefits will be reduced by benefits payable as a result of a qualifying termination following a change in control.

Executive Perquisites Policy.    We also have an executive perquisites policy. The policy provides that each of the named executive officers is entitled to receive the following perquisites: financial planning services of up to $15,000 per year; life insurance coverage of up to five times base salary; excess liability insurance coverage of up to $5 million; participation in the Executive Health Program (benefits of up to $2,000 per year); participation in the Executive Registry (access to medical services); car allowance of up to $18,000 per year or use of a leased car with a lease value of up to $18,000 per year; and first class commercial travel for business purposes. The Chief Executive Officer is entitled to excess liability insurance coverage of up to $15 million and a larger car allowance. More information regarding the perquisites and other benefits received by the named executive officers may be found in the footnotes to the Summary Compensation Table on page 18 of this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our equity compensation plans that authorize the issuance of shares of Company common stock. This information is provided as of December 31, 2005.

Plan Category	(A)	(B)	(C)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)(2)
Equity compensation plans approved by stockholders	34,884,500	$40.03	15,429,900
Equity compensation plans not approved by stockholders	0	—	—

Total	34,884,500	$40.03	15,429,900

(1)	The table includes 2,231,772 shares, which is the maximum number of shares that may be issued upon settlement of restricted stock units granted pursuant to the 2004 and 2005 Long-Term Performance Plans (LTPP), including dividend equivalent amounts. The shares to be issued pursuant to the 2004 and 2005 LTPP will be issued under the 2001 Stock Plan. The material terms of the 2005 LTPP are described in more detail in the Long-Term Incentive Plans—Awards in Last Fiscal Year table on page 20 of this proxy statement. The material terms of the 2004 LTPP are identical to the material terms of the 2005 LTPP except that the 2005 awards may be settled in cash or in stock at the discretion of the Management Development and Compensation Committee.

The table also includes 68,850 shares that may be issued upon settlement of restricted stock units issued to non-U.S. employees. The units are granted pursuant to the 2001 Stock Plan and shares to be issued in settlement of the units will be issued under the 2001 Stock Plan. The units vest one-third per year on the second, third and fourth anniversaries of the date of grant. Since restricted stock unit awards do not have an exercise price, the weighted average exercise price does not take into account the restricted stock unit awards granted under the 2004 and 2005 LTPP and to non-U.S. employees.

The table includes 20,263,300 shares issuable upon exercise of stock options granted under the 1995 Stock Option Plan. The 1995 Stock Option Plan expired in March 2005 and no additional options may be granted pursuant to that plan.

The table does not include information regarding options that we assumed in connection with the acquisitions of the defense businesses of Texas Instruments Incorporated and Hughes Electronics Corporation in 1997. We assumed individual options and did not assume any equity compensation plans of either Texas Instruments or Hughes Electronics in connection with the acquisitions. Options that terminate prior to expiration are not available for re-grant. As of December 31, 2005, there were 1,101,300 shares of Company common stock to be issued upon exercise of the assumed options with a weighted average exercise price of $45.11.

(2)	As of December 31, 2005, there were (i) 15,243,600 shares available for grant as stock options, stock appreciation rights, restricted stock units and restricted stock under the 2001 Stock Plan and (ii) 186,300 shares available for grant as restricted stock under the 1997 Nonemployee Directors Restricted Stock Plan.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee focuses on the following areas:

•	the integrity of the Company’s financial statements;

•	the independence, qualifications and performance of the Company’s independent auditors; and

•	the performance of the Company’s internal auditors.

We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discuss these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors.

We meet privately with both the independent auditors and the internal auditors on a regular basis, each of whom has unrestricted access to the Committee. We also appoint the independent auditors and review their performance and independence from management. We also regularly review the performance of the internal audit function.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss any issues they believe should be raised with us.

During fiscal year 2005, we reviewed the Company’s audited financial statements and met with both management and PricewaterhouseCoopers LLP (PwC), the Company’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

During fiscal year 2005, management documented, tested and evaluated the Company’s internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002. We were kept apprised of the Company’s progress by management and the independent auditor periodically throughout the year. Management has provided us with a report on the effectiveness of the Company’s internal controls. We have reviewed management’s and the independent auditor’s evaluation of the Company’s internal controls to be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

We discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We also discussed with management the significant accounting policies utilized by the Company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

PwC issued its independence letter pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and reported that it is independent under applicable standards in connection with its audit opinion for the Company’s 2005 financial statements. We have discussed with PwC its independence from the Company.

Based on the reviews and discussions with management and the independent auditor referred to above, we recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Submitted by the Audit Committee

Ronald L. Skates, Chairman, Frederic M. Poses, Michael C. Ruettgers,

William R. Spivey and Linda G. Stuntz

INDEPENDENT AUDITORS: AUDIT AND NON-AUDIT FEES

The following table sets forth the fees billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and all other services rendered for 2005 and 2004.

Type of Fees	2005	2004
Audit Fees(1)	$13.5 million	$15.2 million
Audit-Related Fees(2)	0.2 million	0.8 million
Tax Fees(3)	1.6 million	2.8 million
All Other Fees(4)	-0-	0.3 million
Total:	$15.3 million	$19.1 million

(1)	Represents fees for professional services provided in connection with the audit of the Company’s annual audited financial statements and review of the Company’s quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings. Fiscal years 2005 and 2004 include approximately $3.4 million and $7.5 million, respectively, for assurance services provided in connection with the assessment and testing of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under “Audit Fees.” For 2005, fees are primarily for audits of financial statements of employee benefit plans and for potential acquisitions or divestitures. For 2004, fees are primarily for support and advice related to accounting and reporting matters and acquisition/divestiture audits.
(3)	Fiscal year 2005 includes approximately: (i) $1.1 million for non-U.S. tax compliance and consulting services; (ii) $0.4 million for U.S. tax compliance and consulting services; and (iii) $0.1 million for expatriate tax return services. Services associated with the Company’s expatriate tax program were transitioned to another public accounting firm during fiscal 2005. Fiscal year 2004 includes approximately: (i) $1.4 million for expatriate tax return services; (ii) $0.8 million for international tax compliance and tax return services; (iii) $0.3 million for domestic tax compliance; and (iv) the remainder primarily for foreign tax planning and consulting services.
(4)	Fees billed in fiscal year 2004 relate to certain financial information systems implementation services. The services were provided under a contract between the Company and PwC dating back to 1999. These services were discontinued in May 2004 in compliance with auditor independence rules.

The Audit Committee approves in advance all audit and non-audit services to be provided by the independent auditors. The Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services. Any such pre-approvals are disclosed to and reviewed with the Audit Committee at its next meeting. The Audit Committee requires the independent auditors and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

(Item No. 2 on the proxy card)

The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2006. We are asking stockholders to ratify the appointment of PricewaterhouseCoopers. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

In the event that stockholders fail to ratify the appointment of PricewaterhouseCoopers, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors.

APPROVAL OF TERMS OF PERFORMANCE AWARDS UNDER

LONG-TERM PERFORMANCE PLAN

(Item No. 3 on proxy card)

The Management Development and Compensation Committee (MDCC) of the Board of Directors has approved, and recommends that stockholders approve, the terms under which incentive compensation awards are made pursuant to the Long-Term Performance Plan (LTPP).

Compensation under this program is payable on achievement of pre-established performance goals. Stockholder approval of this proposal will allow us to claim tax deductions for LTPP awards beginning with the 2006-2008 performance cycle. Claiming full tax deductions for LTPP awards made after the annual stockholders meeting in 2011 would require another stockholder vote.

Without stockholder approval, Section 162(m) of the Internal Revenue Code will deny us a tax deduction for LTPP awards to the Chief Executive Officer and the four other most highly compensated executive officers, to the extent the officer’s total compensation is more than $1,000,000. The unavailability of this tax deduction would cause us to pay higher taxes than we would pay if the stockholders approve this proposal.

If the stockholders do not approve this proposal, awards conditionally made by the MDCC and the Board under the LTPP for the 2006-2008 performance cycle will be null and void, and no payments under those awards may be made. Irrespective of the stockholders’ approval of the LTPP, we may pay discretionary bonuses or other types of compensation that may not be deductible. However, no employee has a right to such discretionary compensation as a substitute for a payment under an LTPP award in the event that performance targets are not met or that stockholders do not approve this proposal.

Long-Term Performance Plan.    The LTPP is an incentive compensation plan designed to promote leadership teamwork toward achieving common performance goals and to foster an effective link between long-term rewards and performance against internal and external performance goals. A summary of the LTPP is attached to this proxy statement as Appendix A. You also may find more information about the 2005 LTPP on page 20 of this proxy statement under the heading Long-Term Incentive Plans—Awards in Last Fiscal Year.

Key employees nominated by senior management, selected by the Chief Executive Officer and approved by the MDCC are eligible to receive awards under the LTPP. This is a subgroup of the group of employees who are eligible for awards under our 2001 Stock Plan, under which the LTPP operates. For example, for the 2006-2008 LTPP performance cycle, approximately 25 key employees would receive awards under the LTPP.

The 2001 Stock Plan was approved by stockholders on April 25, 2001. On May 4, 2005, stockholders approved amendments to the 2001 Stock Plan to increase the number of authorized shares available for issuance under the 2001 Stock Plan and to remove the cap on the number of shares of restricted stock that may be issued under the 2001 Stock Plan. The current proposal does not involve any amendments to the 2001 Stock Plan.

The 2001 Stock Plan provides for issuance of several types of equity compensation awards, including restricted stock unit awards. A restricted stock unit award entitles the recipient to be paid the fair market value of a share of stock on the date of lapsing of restrictions on the restricted stock unit award. The MDCC may condition a restricted stock unit award on the achievement of pre-established performance goals, as it does under the LTPP.

The LTPP establishes three-year performance cycles. Before each three-year cycle, the MDCC assigns a target number of restricted stock units to each participant. The MDCC approves the performance goals for each three-year cycle, the relative weightings that those goals will have for that cycle and the target level of performance for each goal. The MDCC specifies the shares or amount of cash that will be paid out in settlement of the restricted stock unit awards based on whether actual performance is at, below, or above the target, subject to a maximum payout. Shortly after performance results for the three-year performance cycle are known, we settle each award in cash or stock based upon the participant’s award determined by the actual performance relative to performance goals plus an amount equivalent to dividends that would have been paid during the performance cycle on the shares ultimately issued under the LTPP award, assuming that those dividends had been reinvested in our common stock.

The maximum number of shares issuable in settlement of any LTPP award to any one person for any one three-year performance cycle is 300,000. The maximum amount of compensation represented by this number of shares depends on the future price of our common stock. For information about the 2005 LTPP awards to the top five most highly compensated executive officers, see Long-Term Incentive Plans—Awards in Last Fiscal Year on page 20 of this proxy statement.

Business criteria on which performance goals are based.    The MDCC approves the business criteria on which performance goals are based for the LTPP from among the following criteria: free cash flow; return on invested capital; bookings; net sales; operating profit; total stockholder return; working capital turnover; and earnings per share. The MDCC may choose to measure these criteria relative to an index or comparisons with other peer companies or industry groups, or based solely on our achievement of internal financial metrics. The performance goals for the LTPP are based on three-year performance cycles.

The performance criteria for the 2006-2008 LTPP performance cycle, which are independent of each other and are weighted as follows, are: free cash flow (50%); total shareholder return relative to the Company’s peer group (25%); and return on invested capital (25%).

The Board of Directors unanimously recommends that stockholders vote FOR the proposal to approve the terms under which awards are made pursuant to the LTPP.

STOCKHOLDER PROPOSALS

We have been notified that a number of stockholders intend to present proposals for consideration at the 2006 annual meeting. We have made corporate governance, particularly stockholder concerns, a priority and have contacted each of the stockholders who submitted proposals for consideration at the 2006 annual meeting. Management remains open to engaging in dialogue with respect to stockholder concerns and to share our views regarding our governance generally. We encourage any stockholder wishing to meet with management to contact the Office of the Corporate Secretary.

Any stockholder who intends to present a proposal at the 2007 annual meeting must deliver the proposal to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, not later than:

•	November 29, 2006, if the proposal is submitted for inclusion in our proxy materials for the 2007 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Between January 4, 2007 and February 3, 2007 if the proposal is submitted in accordance with our By-Laws, in which case we are not required to include the proposal in our proxy materials.

STOCKHOLDER PROPOSAL

(Item No. 4 on the proxy card)

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, NW, Washington, D.C. 20001, beneficial owner of 7,300 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of their proposal:

Resolved:    That the shareholders of Raytheon Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement:    Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at our company, Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support of this important director election reform.

Your directors recommend a vote AGAINST this proposal.

The Board believes that the Company has substantially implemented this proposal. The Company received an identical shareholder proposal last year. In October 2005, the Board of Directors adopted a policy that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation to the Governance and Nominating Committee. The Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to the resignation. Adoption of the majority voting policy is consistent with actions taken by other large public companies based upon consensus of an emerging best practice in director elections. The Company’s Governance Principles were amended to include the policy, which is described in more detail on page 6 of this proxy statement.

We have adopted the following procedures in order to implement the majority voting policy: (1) the Governance and Nominating Committee and the Board will consider and act upon a resignation promptly, but in any event not later than 90 days following the meeting of shareholders at which the vote occurred; (2) the director in question will not participate in the consideration of his or her tendered resignation; (3) absent a compelling reason to the contrary, the director’s resignation will be accepted; and (4) the deliberations of the Governance and Nominating Committee and the Board, and the result, shall be disclosed publicly in a Form 8-K. This process is described in more detail on page 6 of this proxy statement.

The Board of Directors believes that active shareholder participation in the election of directors is important to the Company and to effective corporate governance. The Board has taken many steps, particularly in the area of director elections, to ensure good governance. Effective as of the present annual meeting, each member of the Board of Directors is subject to annual election. The Board has established and disclosed a process for nominating and electing director candidates as well as specific criteria and qualifications for director candidates. The vast majority of the Board (11 of 12 directors) is independent by the Company’s definition and New York Stock Exchange standards. In fact, the Company has a history of electing strong and independent boards.

The Board of Directors believes that the Company’s majority voting policy achieves more shareholder accountability than the majority voting standard defined in this proposal. The proposal seeks to require that directors be elected by a majority of shares voting at the annual meeting. Nominees who receive less than a majority of the shares voted would not be elected. However, because an elected director serves until a successor is elected to fill his or her position, incumbent directors would continue to serve as “holdover” directors because no successors were elected. Under the Company’s current majority vote policy, a director who receives more “withhold” votes than votes “for” his or her election would be required to tender his or her resignation. The Company’s policy also acknowledges that, in a contested election, a plurality system is more effective than a majority vote standard because one nominee for each board seat would emerge a clear victor. The Company’s policy provides an operational process that in fact is more responsive to shareholder views than that of the proposal.

The Board has adopted a number of policies and processes which represent best practices and ensure good governance with respect to the election of directors, including: the annual election of all directors; a policy that a substantial majority of the Board shall be independent; a rigorous nomination process conducted by the independent Governance and Nominating Committee; and disclosure of a process by which shareholders may nominate director candidates. The Board believes that the proposal will not serve the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 5 on the proxy card)

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of 100 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

5—Cumulative Voting

RESOLVED:    Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting (in our charter or bylaws if practicable). Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, Calif. 90278, submitted this proposal.

Cumulative voting won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005. I believe this proposal could be a contender for a 51% vote at our company’s meeting today. Cumulative voting is a good way to encourage our directors to be more accountable to shareholders because there can be a greater swing in the number of votes that each director wins or loses.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported:

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rated our company:

•	“D” in Overall Board Effectiveness.

•	“F” in Shareholder Responsiveness

•	Overall Governance Risk Assessment = High

In 2004 our chairman Mr. Swanson joined the Sprint Board (S) which had the same “D” rating as Raytheon.

Somewhat to our Board’s credit it finally enacted annual election of each director, starting at the 2006 annual meeting, and terminated our poison pill—after ignoring repeated majority votes from shareholders on these topics. These provisions continue in effect.

Cumulative voting allows a significant group of shareholders to elect a director or directors of its choice—safeguarding minority shareholder interests and bringing independent perspectives to Board decisions.

Cumulative Voting

Yes on 5

Your Directors recommend a vote AGAINST this proposal.

Raytheon, like the vast majority of public companies, provides for the election of directors by allowing each share of common stock one vote. This election system assures that each director who is elected represents fairly the interests of all of the shareholders, and not just the interests of a particular group. This encourages accountability of each director to the Company’s shareholders and reduces the risk of divisive factionalism. It is each director’s fiduciary duty to represent fairly the interests of all of the Company’s shareholders. Because each director oversees management of the Company for the benefit of all shareholders, the Board believes that the present system of voting for directors provides the best assurance that the decisions of the directors will be in the best interests of the Company and all of its shareholders.

Cumulative voting could create conflicts of interest and factionalism and interfere with the Board’s effectiveness. Cumulative voting allows a shareholder to multiply the number of shares he or she owns by the number of director nominees standing for election, and then cast that total number of votes for only one director nominee. Thus, cumulative voting would permit the election of a director by a small special interest group of shareholders, resulting in a director who is less independent because that director represents a particular group’s narrow or special interests. Such a director may feel beholden to the special interest group and may have difficulty fulfilling his or her fiduciary duty to the Company and all its shareholders. Such a director also may have an inherent conflict between the interests of the Company and its shareholders and the director and his or her special constituency.

The Board has taken a number of steps to achieve greater accountability to shareholders, and it does not believe that cumulative voting enhances that accountability. Currently, all of the Company’s outside directors are independent. The Board has a robust process in place to ensure the nomination and election of independent directors. Procedures adopted by the Governance and Nominating Committee include an examination of the candidate’s professional experience and expertise and an assessment of his or her ability to offer advice and guidance to senior management and contribute in a meaningful and consistent way to the deliberative process of the Board. In addition, the Board has taken a number of other steps during the past two years to increase accountability to shareholders. The following best practices adopted by the Board demonstrate the Board’s commitment to sound corporate governance:

•	the annual election of all directors

•	the termination of the Company’s shareholder rights plan (“poison pill”)

•	a majority voting policy for the election of directors

•	director nomination procedures and qualifications and criteria for candidates

These and other recent governance actions taken by the Board have resulted in a favorable review of the Company’s governance practices by Institutional Shareholder Services (ISS) and others. As of the date of publication of this proxy statement, the Company was rated by ISS as outperforming 98.4% of the companies in its peer capital goods industry group and 87.6% of the companies in the S&P 500 Index. The Board believes that The Corporate Library’s rating cited by the proponent is not indicative of the Company’s governance practices and fundamentally disagrees with conclusions drawn by that organization. But even that organization rated the Company 85% as a “Best Practices Compliance Score.” The Board will continue its commitment to best practices in corporate governance.

For the foregoing reasons, the Board believes that cumulative voting is not in the best interests of the Company or its shareholders.

The Board of Directors unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 6 on the proxy card)

The AFL-CIO, 815 Sixteenth Avenue N.W., Washington, D.C. 20006, beneficial owner of 300 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of their proposal:

RESOLVED:    The shareholders of the Raytheon Company (“Raytheon” or the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefit for senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “extraordinary retirement benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement

Supplemental executive retirement plans (“SERPs”) provide retirement benefits for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

Our Company provides executives with the opportunity to earn additional pension benefits not provided by the Company’s tax-qualified retirement plan or the Company’s Excess Pension Plan. Under this SERP, participating senior executives after 15 years of service and age 60 may receive annual payments up to 50% of their final average compensation.

In addition, certain executives have received additional pension enhancements. General Counsel Jay Stephens has received five additional years of pension credit for years not actually worked.

Company Chairman and CEO William Swanson and certain other senior executives are also entitled to additional pension credits under the terms of their change-in-control agreements. Mr. Swanson is entitled to receive three additional years of service under the Company’s pension plans as of the date of termination.

Providing senior executives with extraordinary retirement benefits increases the cost of the Company’s nonqualified retirement plans to shareholders. In our view, the actuarial present value of an executive’s extraordinary retirement benefit can be significant. In addition, we believe these extraordinary benefits are unnecessary given the high levels of executive compensation at our Company.

To help ensure that the use of extraordinary pension benefits for senior executives are in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

For these reasons, please vote for this resolution.

Your Directors unanimously recommend a vote AGAINST this proposal

We believe that decisions regarding senior executive participation in the Company’s supplemental executive retirement plan (SERP) or other retirement benefits should remain the responsibility of the Company’s Board of Directors.

SERPs are an important part of executive compensation and are utilized by most large companies, many of which compete with us for executive talent. Because of the competitive market for qualified senior executives, the Board believes that the Company must retain the ability to offer employment packages that attract executives to join the Company, particularly when the executive must forfeit substantial retirement benefits that he or she has accrued at a previous employer. The ability to attract and retain key talent in a competitive business environment also requires the flexibility to design, without delay, executive compensation arrangements. Our SERP plan ensures equity and consistency in supplemental retirement benefits at the senior level. Any benefit provided under our SERP is offset by amounts payable under any other Company pension plan, any prior employer’s pension plan and Social Security. Accordingly, the Company’s liability under the SERP is only approximately 5% of the Company’s total pension liability for all SERP participants.

Adoption of the proposal would put the Company at a competitive disadvantage in attracting qualified executives who decline to be subject to the uncertainty created by the shareholder approval requirement. It would require us either to incur significant time and expense to convene a special shareholders’ meeting for the sole purpose of voting on this type of arrangement or delay finalizing a prospective executive’s compensation package until after its approval at the annual shareholders’ meeting.

Under our existing practices, all executive compensation plans for senior executives, including the SERP, and all other retirement benefits and agreements, are reviewed and approved by the Management Development and Compensation Committee of the Board of Directors. The Board approves all compensation arrangements for the executive officers listed in the Summary Compensation Table on page 18 of this proxy statement. The Management Development and Compensation Committee has engaged an independent consultant to assist it with periodic benchmarking within the Company’s compensation peer group to ensure that executive compensation and benefits are competitive with the marketplace. We believe that our SERP and other executive retirement benefits are consistent with market practice.

The Company fully discloses to the investing public its executive compensation plans and practices. The Company’s SERP, along with the participant list, has been filed as an exhibit to our Annual Report on Form 10-K and is publicly available on the Company’s web site as well as the web site of the Securities and Exchange Commission. There is a summary of the SERP and any other retirement benefits to our five most highly compensated executive officers on pages 26-28 of this proxy statement under the headings Pension Plans and Executive Employment Agreements.

The Board believes that its current executive compensation practices, including those related to the operation of the SERP, provide it with the flexibility it needs to attract and retain executive talent. The Company’s executive compensation plans, including the SERP, are fully disclosed and available to the public. For these and the other reasons discussed above, the Board believes that this proposal is not in the best interests of the Company or its shareholders.

The Board of Directors unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 7 on the proxy card)

The Ray T. Chevedden and Veronica G. Chevedden Residual Trust 051401, 5965 S. Citrus Ave., Los Angeles, CA 90043, beneficial owner of 127 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

7—Independent Board Chairman

RESOLVED:    Stockholders request that our Board of Directors change our governing documents (Charter or Bylaws if practicable) to require that the Chairman of our Board serve in that capacity only and have no management duties, titles, or responsibilities. This proposal gives our company an opportunity to cure our Chairman’s loss of independence should it exist or occur once this proposal is adopted.

The primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. Separating the roles of Chairman and CEO can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, Calif. 90043 submitted this proposal.

54% Yes-Vote

Twenty (20) shareholder proposals on this topic won an impressive 54% average yes-vote in 2005. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

The reason to support this proposal is highlighted by the fact that we had no Independent Chairman in 2005 and our Lead Director, Mr. Rudman had questionable qualifications. Deficiencies in Mr. Rudman’s qualifications as our lead director include:

1)	Mr. Rudman had a non-director link to our company—Independence concern.

2)	Served on the Boston Scientific Board (BSX) rated “D” overall by The Corporate Library (TCL) http://www.thecorporatelibrary.com/, a pro-investor research firm.

3)	Served on the Collins & Aikman Board (CKCRQ.PK) also rated “D” overall by TCL.

4)	Was age 75—retirement age concern.

5)	Had 12-years director tenure—Independence concern.

Additionally Mr. Rudman, with these questionable qualifications, exercised further power at our company as Chairman of our Executive Compensation Committee and was a member of our Nomination and Corporate Governance Committee.

On the other hand our company has shown that it can listen to shareholder requests for corporate governance improvements. For instance, Raytheon shareholders approved a management proposal at our company’s 2005 annual meeting, effectively declassifying our board of directors. This change has been noted in an amendment to our company’s Charter and is currently in effect. Declassifying our board began as a shareholder proposal.

Moreover

It is well to remember that at Enron, WorldCom, Tyco, and other legends of mis-management and/or corruption, the Chairman also served as CEO. If a CEO, who is also the Chairman, wants to cover up improprieties and directors disagree, with whom do they lodge complaints? The Chairman?

Independent Board Chairman

Yes on 7

Your directors recommend a vote AGAINST this proposal.

The Board believes that it is in the best interests of the Company and its shareholders for the Board to retain the flexibility to determine the most qualified director to serve as Chairman of the Board, whether or not that director is a member of management. At the present time, the Board believes that the Company and its shareholders are best served by having the Chief Executive Officer also serve as the Chairman of the Board, and having an independent Lead Director. This structure has served us well. While the Board may separate the Chief Executive Officer and Chairman positions in the future should circumstances change, it believes that implementing the proposal would deprive the Board of its ability to organize its functions and conduct its business in the most efficient and effective manner.

The Board has been, and remains, committed to best practices in corporate governance. As a result, the Company’s current governance structure already provides for active, strong and independent oversight of the Company’s management and affairs. In December 2002, the Board created the position of independent Lead Director. The Lead Director is empowered with broad leadership authority and responsibilities, as described on page 7 of this proxy statement, and provides a proper counterweight to the Chief Executive Officer. Eleven of the twelve current directors are independent. The Company’s Audit Committee, Governance and Nominating Committee, Management Development and Compensation Committee and Public Affairs Committee, which perform critical oversight functions, are composed entirely of independent directors. Committee chairs approve agendas and materials for their committee meetings. Independent directors meet in executive sessions that are not attended by management in conjunction with each regularly scheduled Board meeting. The performance of the Chief Executive Officer is reviewed annually by the Management Development and Compensation Committee, which is composed entirely of independent directors, and by the full Board. Each director is an equal participant in decisions made by the Board, and the Lead Director and the other independent directors communicate regularly with the Chief Executive Officer regarding appropriate Board agenda topics and other Board related matters.

Warren B. Rudman has served as Lead Director since the position’s inception in December 2002. We have been fortunate to have someone with Mr. Rudman’s sound, independent judgment, depth of experience and uncommon commitment to the Company and its shareholders to establish the Lead Director position and to lay the foundation for future independent Lead Directors. He has been a strong, independent leader. Mr. Rudman is retiring from the Board at the 2006 annual meeting, and the Board will appoint a new independent director to serve as Lead Director.

Furthermore, despite the proponent’s preference for a separate Chairman and Chief Executive Officer, there is no clear consensus in the U.S. that such a separation of roles is a governance best practice. Over two-thirds of Fortune 500 companies combine the role of Chairman and Chief Executive Officer. There is no “one size fits all” practice. In addition, based on published data for 2005 and 2004, shareholders in nearly every case rejected these types of proposals. Of the approximately sixty companies that received a similar proposal and submitted it to a shareholder vote in 2004 and 2005, only one company’s proposal received a majority of the votes cast.

Accordingly, the Board believes that the Company’s corporate governance structure, with its emphasis on independence and a strong Lead Director with clearly articulated responsibilities, makes it unnecessary to have an absolute requirement that the Chairman be an independent director. The Board believes that adopting such a rule would only limit the Board’s ability to select the director it believes is best suited to serve as Chairman, and is not in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

Our 2005 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

John W. Kapples
Secretary

Waltham, Massachusetts

March 29, 2006

APPENDIX A

SUMMARY OF THE LONG-TERM PERFORMANCE PLAN

•	The Long-Term Performance Plan (the LTPP) is an incentive compensation plan for senior executives, including executive officers, designed to promote leadership teamwork toward achieving common performance goals and to foster an effective link between long-term rewards and performance against internal and external goals.

•	Each participating senior executive will receive a restricted stock unit award under the LTPP which will entitle the executive to the right to earn shares of common stock or cash upon the attainment of the pre-established performance goals over a three-year plan period. The Management Development and Compensation Committee (the Committee) or the Board of Directors will establish individual awards for each executive based upon an examination of compensation information compiled by an outside consultant from a peer group of public companies of a similar revenue size or that compete in our primary business areas.

•	The Committee approved the following business criteria on which performance goals are based for the LTPP: free cash flow; return on invested capital; bookings; net sales; operating profit; total shareholder return; working capital turnover; and earnings per share. The Committee may choose to measure these criteria relative to an index or comparisons with other peer companies or industry groups, or based solely on our achievement of internal financial metrics.

•	The awards may be settled in shares of common stock or cash at the discretion of the Committee. The LTPP operates under, and awards are made pursuant to, our 2001 Stock Plan. All shares to be issued in settlement of awards shall be issued pursuant to the 2001 Stock Plan.

•	Each executive will receive an award with a threshold, target and maximum payout. The awards will settle based upon our performance over the cumulative three-year plan period with respect to the stated goals. If our performance with respect to all three metrics fails to meet the threshold, then the awards will not vest and no payout under the awards will be made. If our performance with respect to any or all of the three metrics meets or exceeds the threshold, then a varying amount of shares or cash, up to the maximum, may be earned.

•	Dividend equivalents will accrue on the restricted stock units and be paid in shares of common stock upon settlement of the awards based upon the number of shares of common stock actually earned pursuant to the award.

•	The Committee will review our performance relative to the applicable metrics and authorize payment in settlement of the awards, if any, after performance results for the three-year performance period are known.

•	The performance criteria established for the 2006-2008 LTPP performance period, which are independent of each other, are based on three metrics and weighted as follows: free cash flow (50%), total shareholder return relative to a peer group (25%) and return on invested capital (25%).

January 24, 2006

A-1

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 3, 2006

The undersigned hereby appoints William H. Swanson, Biggs C. Porter and Jay B. Stephens, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Raytheon Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on May 3, 2006 at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, VA, and any adjournment or postponement thereof.

If the undersigned is a participant in the Raytheon Savings and Investment Plan and has stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of stock in accordance with the instructions on the reverse side of this ballot at the Annual Meeting and any adjournment or postponement thereof. If the undersigned does not provide voting instructions to the trustee, or if the ballot is not received by the trustee, the trustee will vote all such shares of stock at the Annual Meeting and any adjournment or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE,

PLEASE MARK, SIGN, DATE

AND RETURN THIS PROXY CARD PROMPTLY USING THE

ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ADMISSION TICKET

Annual Meeting of Stockholders

Wednesday, May 3, 2006, 11:00 a.m. Eastern Time

The Ritz-Carlton, Pentagon City

1250 South Hayes Street

Arlington, VA

From Baltimore (I-395)/ Points North

1.	Follow I-95 South through Maryland across the Woodrow Wilson Bridge into Virginia

2.	Take exit 1 (Route 1 North) toward Alexandria/ Ronald Reagan Washington National Airport/ Crystal City

3.	Take the 15th Street/ Pentagon City exit

4.	Turn left onto 15th Street

5.	Continue three blocks and turn right onto South Hayes Street

6.	The Ritz-Carlton, Pentagon City is located on the left, adjacent to Nordstrom

From Richmond (I-95)/ Points South

1.	Follow I-95 North to I-395 North

2.	Take exit 8C (Pentagon City/ Crystal City) which leads you onto South Hayes Street

3.	The Ritz-Carlton, Pentagon City is located on the right, adjacent to Nordstrom

From Route 50 East/ Annapolis

1.	Take Route 50 West into D.C., Route 50 will become New York Avenue

2.	Take the I-395 South exit

3.	Cross over the 14th Street Bridge

4.	Take Exit 8C/ Route 1 South/ Pentagon City exit (left lane exit)

5.	From Route 1 take the 15th Street exit

6.	Turn right onto 15th Street

7.	Proceed three blocks, turn right onto South Hayes Street

8.	The Ritz-Carlton, Pentagon City is located on the left, adjacent to Nordstrom

From Route 50 West/ Fairfax

1.	Follow Route 50 East to Route 27 East/ Washington Boulevard (towards I-395/ Pentagon)

2.	Merge onto Washington Boulevard and take I-395 North ramp towards Route 1 South

3.	Stay right at the first fork and left at the second fork

4.	Merge onto South Hayes Street

5.	The Ritz-Carlton will be on the right, adjacent to Nordstrom

(Note: Valet parking is available for a fee at the hotel.)

RAYTHEON

The Board of Directors recommends a vote FOR Item 1.

Item 1 - Election of Directors

NOMINEES
01) Barbara M. Barrett	06) Michael C. Ruettgers
02) Vernon E. Clark	07) Ronald L. Skates
03) Ferdinand Colloredo-Mansfeld	08) William R. Spivey
04) John M. Deutch	09) Linda G. Stuntz
05) Frederic M. Poses	10) William H. Swanson

COMPANY PROPOSALS:

The Board of Directors recommends a vote FOR Items 2 and 3.

Item 2 - Ratification of Independent Auditors

Item 3 - Terms of Performance Awards under Long-Term Performance Plan

SHAREHOLDER PROPOSALS:

The Board of Directors recommends a vote AGAINST Items 4, 5, 6 and 7.

Item 4 - Majority Voting for Directors

Item 5 - Cumulative Voting

Item 6 - Supplemental Executive Retirement Plan

Item 7 - Independent Board Chairman

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and or electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Raytheon Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ADMISSION TICKET For security purposes, please bring this ticket and a valid picture identification with you if you are attending the meeting.

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RAYTHEON

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Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.
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